AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Gramalote Project An Initial Assessment Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305). AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each qualified person has been clearly delineated. AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Tom Gell Sections prepared: 1 - 11, 20 - 25 ______________ MINERAL RESERVE QUALIFIED PERSON Romulo Sanhueza Sections prepared: 1, 12-19, 21 - 25 ______________ Responsibility Technical Specialist ESTIMATION Tom Gell EVALUATION QAQC Tom Gell EXPLORATION Tom Gell GEOLOGICAL MODEL Tom Gell GEOLOGY QAQC Tom Gell GEOTECHNICAL ENGINEERING Tom Gell HYDROGEOLOGY Tom Gell MINERAL RESOURCE CLASSIFICATION Tom Gell ENVIRONMENTAL AND PERMITTING Romulo Sanhueza FINANCIAL MODEL Romulo Sanhueza INFRASTRUCTURE Romulo Sanhueza LEGAL Romulo Sanhueza METALLURGY Romulo Sanhueza MINE PLANNING Romulo Sanhueza MINERAL RESERVE CLASSIFICATION Romulo Sanhueza /s/ Tom Gell /s/ Romulo Sanhueza AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Tom Gell, in connection with the Technical Report Summary for the “Gramalote Project, An Initial Assessment Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Tom Gell /s/ Tom Gell AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 4 Consent of Qualified Person I, Romulo Sanhueza, in connection with the Technical Report Summary for the “Gramalote Project, An Initial Assessment Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Romulo Sanhueza /s/ Romulo Sanhueza

AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 5 Contents 1 Executive Summary ............................................................................................................................... 8 1.1 Property description including mineral rights .................................................................................. 8 1.2 Ownership ..................................................................................................................................... 8 1.3 Geology and mineralisation ............................................................................................................ 9 1.4 Status of exploration, development and operations ...................................................................... 10 1.5 Mining methods ........................................................................................................................... 10 1.6 Mineral processing ....................................................................................................................... 10 1.7 Mineral Resource and Mineral Reserve estimates ....................................................................... 11 1.8 Summary capital and operating cost estimates ............................................................................ 12 1.9 Permitting requirements ............................................................................................................... 12 1.10 Conclusions and recommendations ........................................................................................... 12 2 Introduction .......................................................................................................................................... 12 2.1 Disclose registrant ....................................................................................................................... 12 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared .......... 12 2.3 Sources of information and data contained in the report / used in its preparation ......................... 13 2.4 Qualified Person(s) site inspections ............................................................................................. 13 2.5 Purpose of this report ................................................................................................................... 13 3 Property description ............................................................................................................................. 13 3.1 Location of the property ............................................................................................................... 13 3.2 Area of the property ..................................................................................................................... 15 3.3 Legal aspects (including environmental liabilities) and permitting................................................. 15 3.4 Agreements, royalties and liabilities ............................................................................................. 16 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 16 4.1 Property description ..................................................................................................................... 16 5 History ................................................................................................................................................. 17 6 Geological setting, mineralisation and deposit .................................................................................... 17 6.1 Geological setting ........................................................................................................................ 17 6.2 Geological model and data density .............................................................................................. 18 6.3 Mineralisation ............................................................................................................................... 21 7 Exploration ........................................................................................................................................... 21 7.1 Nature and extent of relevant exploration work ............................................................................ 21 7.2 Drilling techniques and spacing.................................................................................................... 22 7.3 Results......................................................................................................................................... 22 7.4 Locations of drill holes and other samples ................................................................................... 23 7.5 Hydrogeology............................................................................................................................... 23 7.6 Geotechnical testing and analysis ................................................................................................ 25 8 Sample preparation, analysis and security ........................................................................................... 28 8.1 Sample preparation...................................................................................................................... 28 8.2 Assay method and laboratory ...................................................................................................... 30 8.3 Sampling governance .................................................................................................................. 30 8.4 Quality Control and Quality Assurance......................................................................................... 31 AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 6 8.5 Qualified Person's opinion on adequacy ...................................................................................... 31 9 Data verification ................................................................................................................................... 32 9.1 Data verification procedures ........................................................................................................ 32 9.2 Limitations on, or failure to conduct verification ............................................................................ 32 9.3 Qualified Person's opinion on data adequacy .............................................................................. 32 10 Mineral processing and metallurgical testing ...................................................................................... 32 10.1 Mineral processing / metallurgical testing ................................................................................... 32 10.2 Laboratory and results ............................................................................................................... 32 10.3 Qualified Person's opinion on data adequacy ............................................................................ 33 11 Mineral Resource estimates ............................................................................................................... 33 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource . 33 11.2 Key assumptions, parameters and methods used ...................................................................... 35 11.3 Mineral Resource classification and uncertainty ......................................................................... 38 11.4 Mineral Resource summary ....................................................................................................... 38 11.5 Qualified Person's opinion ......................................................................................................... 39 12 Mineral Reserve estimates ................................................................................................................. 39 12.1 Key assumptions, parameters and methods used ...................................................................... 39 12.2 Cut-off grades ............................................................................................................................ 39 12.3 Mineral Reserve classification and uncertainty ........................................................................... 40 12.4 Mineral Reserve summary ......................................................................................................... 40 12.5 Qualified Person’s opinion ......................................................................................................... 40 13 Mining methods ................................................................................................................................. 40 13.1 Requirements for stripping, underground development and backfilling....................................... 41 13.2 Mine equipment, machinery and personnel ................................................................................ 41 13.3 Final mine outline ....................................................................................................................... 41 14 Processing and recovery methods ..................................................................................................... 42 15 Infrastructure ...................................................................................................................................... 43 16 Market studies ................................................................................................................................... 44 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups ............................................................................................................................................................... 45 17.1 Permitting .................................................................................................................................. 45 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .... 45 17.3 Socio-economic impacts ............................................................................................................ 45 17.4 Mine closure and reclamation .................................................................................................... 45 17.5 Qualified Person's opinion on adequacy of current plans ........................................................... 45 17.6 Commitments to ensure local procurement and hiring ............................................................... 45 18 Capital and operating costs ................................................................................................................ 46 18.1 Capital and operating costs ........................................................................................................ 46 18.2 Risk assessment ........................................................................................................................ 46 19 Economic analysis ............................................................................................................................. 47 19.1 Key assumptions, parameters and methods .............................................................................. 47 19.2 Results of economic analysis ..................................................................................................... 47 19.3 Sensitivity analysis ..................................................................................................................... 47 AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 7 20 Adjacent properties ............................................................................................................................ 47 21 Other relevant data and information ................................................................................................... 47 21.1 Inclusive Mineral Resource ........................................................................................................ 47 21.2 Inclusive Mineral Resource by-products ..................................................................................... 47 21.3 Mineral Reserve by-products ..................................................................................................... 47 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................... 47 21.5 Additional relevant information ................................................................................................... 48 21.6 Certificate of Qualified Person(s) ............................................................................................... 48 22 Interpretation and conclusions ........................................................................................................... 49 23 Recommendations ............................................................................................................................. 49 24 References ........................................................................................................................................ 49 24.1 References ................................................................................................................................ 49 24.2 Mining terms .............................................................................................................................. 49 25 Reliance on information provided by the Registrant ........................................................................... 53 List of Figures Project Map with mining concessions ....................................................................................................... 9 Gramalote PFS Process Flowsheet ........................................................................................................ 11 Project location ....................................................................................................................................... 14 The map below shows the Gramalote project planned infrastructure and licenses, with the total mining lease area insert shown in the top right corner. ....................................................................................... 14 Mining lease and main project infrastructure ........................................................................................... 14 Regional Geology ................................................................................................................................... 19 Regional Structural Setting ..................................................................................................................... 20 NW-SE Geological cross-section through Gramalote Central pit, elevation in metres AMSL ................... 20 The figure below shows the location of drill holes and other samples within the project area. ................. 23 Drill holes and sample location within the project area. ........................................................................... 23 Piezometers and test sites location. ........................................................................................................ 24 Monthly rainfall distribution on Gramalote site obtained from the Nus Granja data .................................. 25 Structural fabric observation ................................................................................................................... 27 Boreholes logged for rock mass parameter observations ........................................................................ 27 Alteration logging data ............................................................................................................................ 28 Laboratory testing ................................................................................................................................... 28 Gramalote inclusive Mineral Resource gold grade and tonnage curve (surface) ..................................... 37 Final mine outline (Preliminary assessment) ........................................................................................... 41 AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 8 1 Executive Summary 1.1 Property description including mineral rights Gramalote is a joint operation between AngloGold Ashanti Ltd and B2Gold Corporation (50/50), with B2Gold being the manager through the operating company Gramalote Colombia Limitada (GCL). The project's Mineral Resource comprises ounces from three orebodies, namely Gramalote Central, Monjas West (also referred to as Monjas), and Trinidad. Gramalote is an exploration stage property. The Gramalote property is located near the towns of Providencia and San Jose del Nus within the municipality of San Roque in northwest Department of Antioquia, Colombia. It is approximately 230km northwest of the Colombian capital of Bogota and 124km northeast of Medellin, which is the capital of the Antioquia Department. The region encompassing Gramalote has a long history of artisanal gold mining. Gramalote deposit itself has had small-scale artisanal mining for several decades prior to the exploration work and the discovery by AngloGold Ashanti. Development of the Gramalote project commenced with a scoping study in 2009. A number of internal technical studies followed, leading to the submission of a Prefeasibility Study (PFS) in late 2013, which at that stage, did not meet AngloGold Ashanti investment hurdles. From 2014 to 2017, intensive work was undertaken by all technical disciplines to identify ways to improve the project economics as well as developing the enhanced Prefeasibility Study. The main changes were an improved orebody model, grade streaming to increase the feed grade in the early years, and early treatment of oxide ore that overlies the main sulphide Mineral Resource. An enhanced PFS report was completed in September 2017, which supported the reporting of a maiden Mineral Reserve on the Johannesburg Stock Exchange (JSE). In 2019, further geological refinement improved the project economics. The project has now progressed to Feasibility Study stage. An infill drilling campaign was launched in late 2019 and continued until 2022, with results and further drilling still under review. Prior to 2020, AngloGold Ashanti was the 51% holder of the joint operation and the manager of the project, however with the 2019-2022 drilling programme, B2Gold earned a 50% shareholder stake and became the manager of the project. Gramalote comprises one integrated exploitation concession (#14292) and one exploration concession which was granted in June 2019 (#4894). The first, the 14292 concession totalling 8,720.71hectares, expires on 3 April 2043 and includes the Gramalote and Monjas anomalies/deposits. The second is the 4894 concession which is 2,279.32hectares and hosts the Trinidad anomaly/deposit, and expires in 2044. In 2016, the project received its environmental and construction permits to operate for the Life of Mine (LOM). According to Colombian mining law, the exploration phase begins as soon as the concession contract is registered in the National Mining Registry. The total period for the concession contract (exploration, mine construction, and exploitation) is 30 years, which may be renewed for an additional 20-year period. Under Colombian mining law, producing mines are subject to a federal royalty of 4% on 80% of the value of gold and silver production. Thus, Gramalote’s net royalty is 3.2 % on both gold and silver production. The Gramalote property is an exploration property that hosts camp facilities and required infrastructure to support exploration activities. This includes an existing core yard and sample processing facilities. Current activities include the on-going drilling, social and community programs and the Feasibility Study (FS), planned to be completed during 2022 by B2Gold who has operated the project since January 2020. 1.2 Ownership Under Concession Agreement 14292, GCL has the exclusive right to explore, take ownership and dispose of the Mineral Reserve extracted from the main project area, including the Gramalote and Monjas West pits. The term for the Agreement is thirty years starting from April 3, 2013, with the potential to extend for another twenty years period. The extension is not automatic. Gramalote is a 50/50 joint operation between AngloGold Ashanti and B2Gold with B2Gold being the manager and operator of the project.

AngloGold Ashanti Gramalote - 31 December 2021

Project Map with mining concessions


N
4894
Trinidad Mineral Resource pit
Gramalote Mineral Resource pit
14202
4894
4894
Legend
Granted Claims
Municipalities
Resource Pits

1.3 Geology and mineralisation

The Gramalote property is located in the northern portion of Colombia's Central Cordillera. The terrain is completely underlain by medium to coarse-grained biotite-hornblende tonalite and granodiorite of the Cretaceous Antioquia Batholith.

Drilling within an extensive mineral tenement block of some 11,000ha (exclusively retained under licence by the joint operation) identified three distinct mineral deposits: Gramalote Central, Trinidad, and Monjas West. These all have similar mineralisation and alteration styles, with vertical to sub-vertical mineralised zones extending from tens of metres to over 200m width, with variable strike lengths up to 1km, and extending to depths of several hundreds of metres.

Gramalote is a pluton-related, mesothermal gold deposit genetically related to the host intrusion. The alteration and mineralisation are structurally controlled, restricted to small halos along veins, sheeted veins and stockwork arrays with sulphide content being less than 5%. Observations indicate that the alteration of the host rock is directly related to fluids evolved from the cooling pluton resulting in pegmatites, aplites and K-feldspar alteration.

Mineralisation is controlled by northeast to southwest trending strike-slip shear zones, north-northwest to south-southeast trending extensional shear zones and dilatational fractures. Gold mineralisation is associated with stockwork veining and in particular quartz with fine pyrite veins, quartz-carbonate veins, and quartz with coarse pyrite veins.

Alteration occurs as both broad zones and narrow selvedges around veins. The intensity of the alteration is directly related to both the frequency of veins and their size. The wider the vein, the wider the alteration selvedge, ranging from a few millimetres around isolated veinlets to tens of centimetres around thick veins. In zones of stockwork, or where several veins are close enough to merge their selvedges, the alteration halo is wider. The potassic alteration event is associated with Type I and Type II veins and it is characterised by a selvedge of K-feldspar with disseminated pyrite. The white-mica event is characterised by a less pervasive distribution than the potassic event and it is restricted to selvedges of a few centimetres wide around the Type III veins (quartz, calcite, white mica, pyrite and chalcopyrite). It is not associated with wide veins, and it does not carry high gold grades.

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AngloGold Ashanti Gramalote - 31 December 2021

Mineralisation is closely linked to alteration and is structurally controlled. The mineralisation is vein hosted, either in sheeted veins or in local stockworks. Three stages of mineralisation are identified and associated with vein and alteration types:

- Quartz-calcite-pyrite is an assemblage of fine-grained quartz and calcite with very fine-grained pyrite. This vein type generally does not contain gold.
- Quartz-pyrite-chalcopyrite gold is the most important gold host, typically associated with K-feldspar (potassic) selvedges where gold occurs within fractures in pyrite, along with chalcopyrite.
- Quartz-calcite-white mica selvedges where veining is commonly barren but can show moderate gold grades (up to 20g/t).

Gold mineralisation is associated with three overprinting, texture destructive, alteration assemblages including potassic, quartz-sericite and sericite-carbonate. Within these alteration zones, anomalous gold mineralisation is associated with three specific types of stockwork quartz veining. These include quartz veinlets with fine-grained pyrite, quartz-carbonate veinlets and quartz veinlets with granular pyrite. The saprolite (oxide) and saprock (transitional) portions of the deposit constitute a small percentage of the mineralisation. Saprolite thickness is variable from 5 to 30m with an average thickness of 15m. Petrographic work indicates the gold occurs as 5 to 20µm sized particles associated with fractures and inclusions within pyrite and cavities associated with sulphosalts (aikinite ($PbCuBiS_3$) and matildite ($AgBiS_2$)). The silver to gold ratio is approximately 1:1.

1.4 Status of exploration, development and operations

Exploration to support the FS was initiated in 2019 and continued into 2021 and is still ongoing in 2022. As an outcome of the study, additional exploration at the main Gramalote deposit, as well as Trinidad is planned to continue. Depending on budget and available time, drilling may also take place at Monjas West during 2022.

1.5 Mining methods

Gramalote is a semi-massive, superficial low-grade gold deposit suitable to be mined as a conventional open pit truck and shovel operation. Standard open pit mining equipment has been selected, with conventional drilling, blasting, loading and hauling. A PFS concluded that the project would be mined as a conventional open pit, with a strip ratio of ~2.5 and an average mining rate of 47Mtpa (maximum 60Mtpa). The LOM is estimated at 14 years (plus one year of pre-stripping). Conventional drill and blast would be followed by conventional load and haul, using a combination of large-scale hydraulic shovel/excavator and rigid body dump trucks. The material mined would be transported to be either tipped directly into the crusher or stockpiled at the run of mine (ROM) stockpile to be fed/treated later.

1.6 Mineral processing

A range of treatment options for sulphide ore were investigated in previous studies, including whole ore leaching, heap leaching and a float/leach process. The float/leach process was selected as offering much better economics. While the metallurgical design may change in the FS, the PFS design is as follows:

Processing by two parallel semi-autogenous grinding (SAG) streams, one treating 11.3Mtpa of sulphide ore and the other initially 4.1Mtpa of oxide ore, switching to sulphide once the oxide is exhausted. Gold recovery, post milling, by flotation and concentrate leach in two separate circuits for sulphides and oxides. Conventional tailings deposition is envisaged.

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AngloGold Ashanti Gramalote - 31 December 2021

Gramalote PFS Process Flowsheet


Gramalote Flowsheet Showing Sampling and Flow Measurement Points Required for Metallurgical Accounting
Low Grade Sulphide ROM Feed
High Grade Sulphide ROM Feed
Oxide ROM Feed
Grizzly
Grizzly Oversize Load Out
Primary Crusher
Wobbler Feeder/Crusher
Banana Screen
Intermediate Product Load Out
Stockpile
Stockpile
SAG Mill
SAG Mill & Hydrocyclones
Pebbles
Fines Product Load Out
Pebble Crusher
Flash Flotation
Conc
Ball Mill & Hydrocyclones
Gravity Cct
Intensive Leach & Electrowin
Bullion
Flash Flotation
Rougher Flotation
Conc
Conc
Rougher Flotation
Float Tails Thickener
Flotation Tailings
Conc
Cleaner Flotation
Cleaner Flotation
Conc
Conc
Regrind
Concentrate Thickener
CIL
Leach Tails Thickener & Detox
Leach Tailings, spillage + misc
Elution & Electrowin
Bullion
Key
Weight
Slurry mass flow
Sample for assay
Hyperspectral camera
Truck weight
Calibration Tank (shared)

1.7 Mineral Resource and Mineral Reserve estimates

The exclusive Mineral Resource is that portion of the Mineral Resource that does not form part of the Mineral Reserve (when it is quoted). This is driven by the difference in Mineral Resource and Mineral Reserve gold price as well as the Inferred Mineral Resource that resides within the Mineral Reserve design.

As no Mineral Reserve is declared as part of this Technical Report summary, the exclusive Mineral Resource is the same as the inclusive Mineral Resource.

Exclusive gold Mineral Resource (attributable, 50%)

Gramalote		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
	Measured	-	-	-	-
	Indicated	81.29	0.75	61.14	1.97
	Measured & Indicated	81.29	0.75	61.14	1.97
	Inferred	62.59	0.52	32.55	1.05

An enhanced PFS report was completed in September 2017, which supported the reporting of a maiden Mineral Reserve to the Johannesburg Stock Exchange (JSE) under the SAMREC code.

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AngloGold Ashanti Gramalote - 31 December 2021

The Mineral Reserve has not been quoted on the New York Stock Exchange (NYSE) due to the uncertainty resulting from using Inferred Mineral Resource in generating the Mineral Reserve and due to differences in the Mineral Resource estimate with the joint operation partners, B2Gold.

1.8 Summary capital and operating cost estimates

Operating costs (OPEX), stay in business capital costs (SIBC) and capital (CAPEX) costs for the Gramalote project were developed by the technical areas involved in the preparation of the PFS with support from specialists within AngloGold Ashanti, specialised consultants, engineering companies for the infrastructure, process engineering and other service providers.

Costs estimates are at PFS level. These estimates were developed using first principles, applying directly related project experience costs, AngloGold Ashanti's internal recommendations, and the use of general industry factors.

Capital Costs are estimated at $953.4M for a 30-month construction timeframe.

Operating Costs are estimated at $14.7/t treated (Mining $6.3/t, Processing $5.14/t, Infrastructure $0.71/t, General and Administration Costs $2.58/t).

1.9 Permitting requirements

To construct and operate the mine, Gramalote needs access to the private properties in the project area. Of a total of 57 properties affected, 23 will require purchase negotiation during the FS. However, these affect only 17% of the total land area. The preference for these properties will be to negotiate access or acquire only the area directly affected by the project, with some reasonable buffer.

1.10 Conclusions and recommendations

The basis of this report is the 2017 PFS, which at that stage recommended that additional drilling be completed on Gramalote Ridge (also known as Gramalote main) to better understand the geology. This drilling was scheduled to be completed during 2019 and 2021, however the program was extended to 2022. Subsequent to the 2017 PFS, an updated PFS was run by B2Gold during 2020 with the recommendations that further infill drilling and tight spaced 25m drilling in the lower grade areas be undertaken. Both of these programs are underway as of December 2021.

Due to the on-going drilling program not being completed by end-of-year in 2021 and other pending assessments AngloGold Ashanti has decided not to declare Mineral Reserve at Gramalote.

However, the December 2021 Gramalote Mineral Resource is compiled in accordance with AngloGold Ashanti's adopted international reporting Codes, the SAMREC Code (2016) and the requirements of the US Securities and Exchange Commission (SEC).

No significant flaws have been identified during external reviews by independent consultants, internal peer reviews, and internal project study steering committees.

2 Introduction

2.1 Disclose registrant

This report is prepared for AngloGold Ashanti with the intention of supporting the publication of Mineral Resource (with the level of report being an Initial Assessment) on the NYSE.

2.2 Terms of reference and purpose for which this Technical Report Summary was prepared

This report is based on the AGA PFS undertaken in 2017 with all its data and cost references being for 2017. No AngloGold Ashanti updates have been undertaken since then for external reporting. AngloGold Ashanti has previously declared both a Mineral Resource and Mineral Reserve for Gramalote on both the NYSE and JSE, however due to the uncertainties associated with the use of Inferred Mineral Resource (which is allowed in terms of the SAMREC code) in the new S-K 1300 Mineral Reserve reporting, and the differences between the AngloGold Ashanti and B2Gold Mineral Resource models, the previously reported Mineral Reserve is no longer reported.

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AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 13 Terms of reference are following AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve (hereafter known as the Guidelines for Reporting) and based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting. The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The qualified person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in § 230.421 of this chapter. Should more detail be required they will be furnished on request. The following should be noted in respect of the Technical Report Summary: • All figures are expressed on an attributable basis unless otherwise indicated. • Unless otherwise stated, $ or dollar refers to United States dollars. • COP refers to Colombian peso. • Group and company are used interchangeably. • Mine, operation, business unit and property are used interchangeably. • Rounding off numbers may result in computational discrepancies. • To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, content for gold to two decimals and copper, content with no decimals. • Metric tonnes (t) are used throughout this report and all ounces are Troy ounces. • Abbreviations used in this report: gold – Au, and silver – Ag. • The reference co-ordinate system used for the location of properties as well as infrastructure and licences maps / plans is latitude longitude geographic co-ordinates in various formats, or relevant Universal Transverse Mercator (UTM) projection. 2.3 Sources of information and data contained in the report / used in its preparation The sources of data for this report are from either the AngloGold Ashanti 2017 PFS report, or in some cases the B2Gold NI43-101 Gramalote February 2020 report. All financials and Mineral Resource models refer to the AngloGold Ashanti 2017 PFS report. 2.4 Qualified Person(s) site inspections The Mineral Resource is signed off by a Qualified Person for Mineral Resource (QP), who is employed by AngloGold Ashanti and based in Johannesburg, South Africa. The Mineral Resource Qualified Person has never visited site and is in place due to AngloGold Ashanti relinquishing operational management of the property and releasing their site-based staff. Due to COVID-19 travel regulations the Johannesburg based QP has not been able to travel to site. The AngloGold Ashanti QP has familiarised himself with the relevant reports and reviewed the data. To a degree, the AngloGold Ashanti Mineral Resource QP bases his confidence in the project on the standards of the company used to execute exploration and PFS studies. 2.5 Purpose of this report This is first time reporting of the Technical Report Summary for Gramalote on the NYSE and is in support of the first S-K 1300 report. AngloGold Ashanti has previously released other summary reports to the JSE relating to the publications of Mineral Resource and Mineral Reserve in that jurisdiction. 3 Property description 3.1 Location of the property The Gramalote property is located in the northern portion of Colombia’s Central Cordillera. The terrain is mostly comprised of a metamorphic basement complex and the Antioquia Batholith. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 14 The project is located near the towns of Providencia and San Jose del Nus which are part of the San Roque municipality, in the northwest of the Department of Antioquia, Colombia, on the eastern flank of the Cordillera Central. It is approximately 230 km northwest of the Colombian capital of Bogota and 124km northeast of Medellin which is the regional capital of Antioquia Department, with a population of more than two million people. The municipalities of San Roque and Maceo are within 20km of the project site. The geographic centre of the Project is located at UTM Zone 18N (WGS84): 509,180 East, 720,330 North (631 N, 7455 W). Project location The map below shows the Gramalote project planned infrastructure and licenses, with the total mining lease area insert shown in the top right corner. Mining lease and main project infrastructure AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 15 Mining regulations in Colombia follow the principle that (with limited exceptions) the subsoil and all the Mineral Resource are property of the state and therefore may only be exploited with the permission of the relevant mining authority which, is the National Mining Agency. According to Colombian regulations, any person and public or private entity, which expressly includes mining and exploration in its purpose, may apply for a mining title. There are two main bodies of law that regulate mining titles that are in force in Colombia: Decree 2655 of 1988, which is the former mining code, which still governs mining titles issued since 23 December 1988, and up to 17 August 2001 and Law 685 of 2001, which is the current mining code. Law 685 was amended in 2010 by Law 1382 of 2010, which was declared unconstitutional, and is no longer in force. Therefore, Law 685 as issued in 2001 is the primary source of mining law in Colombia. Colombian regulations declare the mining industry as being of public and social interest and efficient development of this industry is necessary. To begin and undertake construction and exploitation operations, the title holder must obtain an environmental licence. Environmental licences includes all the necessary permits, authorisations, and concessions for the use of natural renewable resources in the execution of the mining project. In order to obtain an environmental licence, the applicant must file an environmental impact assessment (EIA) which includes, among others: • that provides information on the project, • the natural renewable resources to be used, • information related with the evaluation of the environmental impacts, • economic evaluation of the positive and negative impacts of the project, • environmental management plan, • decommissioning and abandonment plan, • investment plan, and • compensation plan for the loss of biodiversity. • Mine closure Depending on the production levels of the mining project (mine size), the relevant authority which will be either the Environmental Licences Agency or the Regional Environmental Authority will issue the environmental licence for the project. In the case of the Gramalote project the National Environmental authority has the right to grant/deny the right to construct and operate the project. 3.2 Area of the property The property is currently at exploration stage with no mining operation activities yet taken place as social and community issues are being solved. AngloGold Ashanti completed an Enhanced PFS for the property in 2017 upon which this report is based, and B2Gold, the current project operator, is in the process of developing a Feasibility study. The Gramalote project area is covered by two contract concessions: • Contract #14292, of 8720.71hectares, which expires on February 2nd, 2043 and • Contract #4894, of 2,279.32hectares, currently in exploration with a total duration of 25 years. 3.3 Legal aspects (including environmental liabilities) and permitting There is a Shareholders Agreement for the Gramalote joint operation, between owners AngloGold Ashanti (50%) and B2Gold (50%). B2Gold is the project manager and has been the operator since 2020. Gramalote has executed all promised sales and access agreements with landowners for land access. For the development of the project, GCL requires the approval of the Work Program (PTO) and the global environmental license, both permits which are approved and in force. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 16 All requirements for the granting of mining titles have been updated and presented to the authorities. No inconsistencies were presented and Gramalote has the right to operate and having fulfilled the obligations derived from the concession contract and the environmental license allowing the mining operation. In 2016, Gramalote had the PTO and environmental license for the principal mining title (14292) approved. The Environmental License was applied for the 14292 concession. Trinidad is another Concession Contract and it is in exploration stage. Gramalote owned land has six Land Restitution Proceedings and although the risk is low the legal proceedings could hinder or delay some activities. As of the date of this report, the legal proceeding that was filed by a third party (Zonte Metals / Natalia Nohaba Vallejo) against the administrative act issued by the Mining Authority (Antioquia Secretary of Mines) is underway. The Mining Authority (Antioquia Secretary of Mines) did not grant to the third parties, mining rights they requested over some corridors within the existing Mining Title 14292 area, which is held by Gramalote. It is worth noting that the corridors arise from graphic defects of the Mining National Cadastre. Gramalote requested to become a party of the judicial proceeding above mentioned and recently it was accepted as such. According to this, Gramalote can support the legal and technical thesis stated by the Mining Authority (Antioquia Secretary of Mines) throughout the proceeding. Gramalote’s legal counsel undertook a risk assessment categorising the risk of potential impact to the Project, as low. If the legal precedent maintains, the status quo of the mining area should be maintained as well. The corridors or graphic defects of the National Mining Cadastre are not considered as free areas, and in case it should be considered a free area, Gramalote would have a first right in time, as it is the first applicant. Gramalote has all relevant governmental requirements and permits, including an approved PTO and environmental license for the principal mining title (14292). The only outstanding permit is the modification for an EIA, for concession no. 4894 "Trinidad area". 3.4 Agreements, royalties and liabilities There is a surface fee payment per year during exploration phase, construction, and assembly ($75,000). The royalty payment per quarter of 4% during exploitation phase. The project will generate royalty payments when production begins. In terms of Law 685/2001 - All mining and environmental permits are in place. 4 Accessibility, climate, local resources, infrastructure and physiography 4.1 Property description The climate at the Gramalote project is mildly tropical with daytime temperatures throughout the year averaging 24°C. Annual rainfall averages about 2.4m and falls mostly during two rainy seasons extending from March to May and from September to December. Several small towns with a long history in ranching and small-scale mining are located near the project site making labour readily available. Local labour is not trained in modern exploration and mining techniques, indicating the need to provide training and use of some expatriates. Most requirements (personnel, equipment, contractors) for project exploration and development, can be acquired or contracted out of Medellin and/or surrounding towns. Direct access to a seaport is available from Puerto Berrio (55km from the project) to Barranquilla, a major ocean port on the Caribbean coast. Providencia is the closest town to the project site, 12km to the southwest of the Gramalote project, and was a historic railway station and mining supply centre, administered by the Municipality of San Roque. An inactive freight/passenger railway line and high-tension electricity lines pass within one kilometre of the project area. Regionally, central Antioquia Department is a hub for the generation of large-scale hydroelectricity. A 2.5- megawatt hydroelectric plant is presently generating electricity at the Guacas Creek, within the Gramalote property. Water resources are abundant throughout the region.

AngloGold Ashanti Gramalote - 31 December 2021

The topography in the Gramalote project area range from 800 to 1,500m above sea level, while elevations over the Antioquia plateau are generally between 2,300 and 2,500m above sea level. Except in areas of historic artisanal mining, the region is covered in grass pasture and cropland with limited, isolated extensions of natural vegetation, dominated by lush, low growth Andean Forest, mostly preserved along the courses and headwaters of the natural drainages (streams). Natural outcrop is rarely observed. Tropical weathered latosol profiles are common and average 15m thick in undisturbed areas.

5 History

The district of Gramalote has a long history of artisanal gold mining, dating back probably from pre-Colombian times to the present. Production was mainly carried out through hydraulic techniques, and by the early 1900s many operations were producing gold around the Nus River valley, including Gramalote, Guacharacas, La Trinidad, Cisneros and El Limn.

In January 2003, the Colombian subsidiary of AngloGold Ashanti (AGA), Kedahda, reviewed the prospect and consolidated the mining exploration property by signing a joint operation agreement with Grupo Nus in 2005. During 2006 and 2007, AngloGold Ashanti conducted a regional exploration program and drilled 43 diamond drill holes. It also excavated and sampled a 240m underground tunnel. In 2007 and 2008, B2Gold signed an agreement with AngloGold Ashanti that granted B2Gold the responsibility for the exploration management. In 2008, B2Gold carried out a regional exploration program and drilled 89 diamond drill (DD) holes, re-sampled the underground tunnel and prepared a preliminary estimate of the Mineral Resource.

In 2010, AngloGold Ashanti became the operator, with a 51% share and ultimately took the project to PFS including amongst other things, improving the Mineral Resource confidence by infill drilling, conducting metallurgical testing, sterilisation drilling of suitable infrastructure areas and developing the engineering and environmental studies. Prior to 2020, AngloGold Ashanti was the 51% holder of the joint operation and the manager of the project, however with the 2019 to 2020 drilling programme, B2Gold earned in a 50% shareholder stake and became the manager of the project.

A maiden Mineral Resource was first reported in 2012 and since then, continued exploration has increased the Mineral Resource as well as the confidence in the Mineral Resource to the point that a PFS was successfully completed in 2017.

No historical data from production is available against which to compare the performance of the Mineral Resource.

6 Geological setting, mineralisation and deposit

6.1 Geological setting

The Gramalote deposit is located in the northern portion of the Central Cordillera of Colombia. The terrain is mainly composed of a metamorphic basement complex and by the Antioquia Batholith. The terrane of the Cajamarca-Valdivia basement consists of metamorphic rocks, volcanic rocks, oceanic ophiolites and intrusive rocks. The Antioquia Batholith of Upper Cretaceous age covers an area of 7221km^2 and constitutes the core of the Central Cordillera. About 92% of this intrusive corresponds to (normal phase) tonalite and granodiorite and the remaining 8% to two subordinate types of rocks - granodiorite to quartz-monzonite and gabbro. Major lineaments affect the batholith, especially in its eastern sector where traces of a trend, varying WNW to NW, with recorded rotation and sinistral shear movement. Westward dextral transpression dominates along the Romeral Fault System.

Gramalote is an intrusive hosted structurally controlled stockwork gold and silver deposit. Mineralisation is controlled by northeast/southwest trending shear zones and north-northwest to south-southeast trending shear extensional zones affecting the tonalites and granodiorites of the Antioquia Batholith.

Gold mineralisation is associated with three overprinting texture destructive alteration assemblages, including potassic, quartz-sericite and sericite carbonate. Within these alteration zones, anomalous gold mineralisation is associated with three specific types of stockwork quartz veining. These include quartz veinlets with fine-grained pyrite, quartz-carbonate veinlets and quartz veinlets with granular pyrite.

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AngloGold Ashanti Gramalote - 31 December 2021

Gramalote is a pluton-related, mesothermal gold prospect, related genetically to the host intrusion.

The alteration and mineralisation are structurally controlled, restricted to small haloes along veins, sheeted veins and stockworks arrays. The sulphide content is less than 5%. Some evidence indicates that the host rock is directly related to fluids evolved from the cooling pluton, including pegmatite, aplite and K-feldspar alteration.

6.2 Geological model and data density

For Mineral Resource modelling, the geological model is based on alteration, vein abundance and gold grade. Statistical and geological domains are used for the interpolation process and ore envelope wireframe creation. Leapfrog™ was used to refine the contacts and geometries of the orebodies while respecting the major interpretations and volumes.

Drill hole spacing ranges from 25m x 25m in the central area to 100m x 100m at the edges of the deposit, specifically in the low-grade domains. Supporting the mineralisation interpretation and geological understanding is a 240m underground tunnel that crosscuts the orebody and the tight-spaced grade control blocks that have been drilled into the high and low-grade zones to understand the short scale mineralisation continuity.

Seven anomalous areas have been defined, with 3 being the main work areas: the main Gramalote deposit, Trinidad and Monjas West. All deposits have similar geology and are structurally controlled vein deposits hosted within igneous intrusions. The mineralised zones have defined orientations which are used to define drill programs.

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AngloGold Ashanti Gramalote - 31 December 2021

Regional Geology


WGS 84 DATUM UTM COORDINATES, ZONE 18 NORTHERN HEMISPHERE
450,000 mE
500,000 mE
550,000 mE
ANTIOQUIAN BATHOLITH
Buritica
San Ramon - Red Eagle
CISNEROS
Cisneros
Trinidad
Gramalote
SAN ROQUE
PUERTO BERRIO
FAULT
NOROSI BATHOLITH (JURASSIC)
ROMERAL MELANGE
MEDELLIN
ANTIOQUIAN BATHOLITH
PALESTINA
MAGDALENA RIVER
CAUCA
RIVER
Titribi
Quebradona
N
0
20
40
kilometers
GEOLOGY LEGEND
RECENT ALLUVIAL DEPOSITS
L. MIOCENE PORPHYRY DIORITE, QUARTZ DIORITE
MID MIOCENE VOLCANICS BAS-ANDESITE, TUFF, AGLOM
OLIGO-MIOCENE SEDIMENTS CGL, S\S, SHALE, COAL
CRETACEOUS GRANITOID INTRUSIVES
CRETACEOUS OCEANIC VOLCANICS AND SEDIMENTS
PALEOZOIC AMPHIBOLITE, MARBLE GRAPHITIC SCHIST META-PSAMMITE
Gold Deposit
CISNEROS TOWN
LOCATION OF GRAMALOTE TENURE
REGIONAL GEOLOGY GRAMALOTE PROPERTY COLOMBIA

Note: AngloGold Ashanti has no interest other than within the Gramalote Concessions. The regional map is shown for reference.

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19

AngloGold Ashanti Gramalote - 31 December 2021

Regional Structural Setting


GRAMALOTE
SAN ROQUE
ALEJANDRIA
EL NUS STRUCTURAL BREAK
SAN LORENZO SHEAR ZONE
CRISTALES SHEAR ZONE (SOCCORRO SHEAR)
SOFIA SHEAR ZONE
NARE FAULT
PLAYA RICA SHEAR ZONE
GUATAPE LINEAMENT
BIZCUCHO FAULT
CALDERA FAULT
MIRAFLORES FAULT ZONE
PALESTINA FAULT ZONE
N
Legend
1st Order
2nd Order
Tenure Location
480,000 mE
490,000 mE
500,000 mE
510,000 mE
520,000 mE
530,000 mE

Note: Figure modified as Valencia, 2007.

NW-SE Geological cross-section through Gramalote Central pit, elevation in metres AMSL


NW
SE
800
700
600
500
400
250m
Legend
RS Col, Soils and Coluvions
Sap, Saprolite
SapRock, Saprolitized Rock
AcDk, Acid Dikes
Vt, Veins & Veinlets
DiAnd, Diorite - Andesite
ToGdr, Tonalite - Granodiorite

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20

AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 21 6.3 Mineralisation Five important ore minerals were identified in the project work to date, which appear in veinlets or disseminated mineralisation. These are: pyrite (Py), chalcopyrite (Cpy) and sphalerite (Sph), free gold (Au) and rutile (Rt). Also, titaniferous minerals are observed as secondary constituents. Coarse gold is not observed in the drill core. Petrographic work to date indicates the gold occurs as 5 to 20µm sized particles associated with fractures and inclusions within pyrite and cavities associated with sulphosalts (aikinite PbCuBiS3, matildite (AgBiS2) and tellurides (hessite (Ag2Te)). Gold mineralisation occurs within altered and mineralised tonalite of the Antioquia batholith. Anomalous gold grades are associated with three overprinting texture destructive alteration assemblages including potassic, quartz-sericite and sericite-carbonate. Within these alteration zones, anomalous gold mineralisation is associated with three specific types of stockwork quartz veining. These include quartz veinlets with fine grained pyrite (Type 1), quartz-carbonate veinlets (Type 2) and quartz veinlets with granular pyrite (Type 5). At the Gramalote main deposit, the main zone of mineralisation defined by drilling has been traced along strike to the northeast (azimuth 70°) for approximately 1,800m. Mineralisation occurs within several zones that periodically coalesce both along strike and down-dip. Zones vary in width from tens of meters to 200m in true width with vertical to sub-vertical dips to the south-southeast. The Trinidad mineralised zone is located approximately 3km north-northwest of the Gramalote Ridge. Monjas West is located 2.6km along the westward strike extension of the Gramalote Ridge zone. The style of alteration and mineralisation of both satellite orebodies is like the Gramalote Ridge area. 7 Exploration 7.1 Nature and extent of relevant exploration work Exploration by AngloGold Ashanti between 2003 and 2007 comprised both regional exploration programmes as well as DD in the main Gramalote Central area. Surface mapping and rock/soil sampling identified an exploration target extending over an area of more than 1km2 centred around Gramalote Ridge. This mineralisation is contained within numerous tens-of-metre sized, structurally related corridors, which commonly contain mineralisation exceeding 1g/t gold. Regional exploration programmes involving infill soil geochemistry, surface trenching, and mapping and sampling, were carried out on several targets adjacent to Gramalote Ridge. Highlights from the exploration work to date on the Gramalote property include the declaration of a Mineral Resource in 2007 and a Mineral Reserve in 2017, as well as encouraging drill results from the outside targets which indicate the potential for a larger Mineral Resource. Exploration drilling has been carried out on six drill targets located within 4km of the current Gramalote Central Mineral Resource including Monjas West, Trinidad, Topacio, Monjas East, La Maria and El Limon, with the aim of adding new Inferred Mineral Resource. All of these targets have similar geological, alteration and mineralisation characteristics to Gramalote Central. Prior to 2019, a total of 169km of drilling had been done on the lease, of which 108km was in the main Gramalote deposit, and 32km in the satellite deposits of Trinidad and Monjas West. During the 2020 drilling exercise, a further 50km of drilling took place, 44.6km in Gramalote main and 5.5km on the satellite deposits. A total of 11,380m of sterilisation drilling was carried out from 2012 to 2017 to confirm the absence of potential mineralisation in areas where key infrastructure is located. Key locations sterilised are the tailings dam, waste dumps as well as La Maria and San Antonio plant site locations. No significant mineralisation was identified in these areas. In addition to this, an extensive RC drilling campaign was conducted to validate the Uniform Conditioning (UC) estimation technique, with approximately 14,000m of RC drilling on Gramalote Hill (180 drill holes drilled at an average depth of ~80m). The drilling was done on three platforms of approximately 200m x 100m each, on a drilling pattern of 12.5m x 12.5m (spacing simulates a grade control block that might be used during the mine operation). This 2020 drilling campaign was modelled and consequently launched a follow-up drilling program in 2021 which is still underway. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 22 The combined size of the Gramalote tenement (14292) and the Trinidad tenement (4894) totals 11,000hectares. The main Gramalote deposit is covered by exploration which stretches approximately 3.3km in a north-easterly direction and up to 1.56km at its widest point in a north-westerly direction. The Trinidad deposit is covered by exploration that stretches approximately 1.45km in a north-easterly direction and approximately 900m at its widest point in a north-westerly direction. Drilling data is captured in the field directly into laptop computers under the supervision of the Database administrator. Each section is checked by Senior Geologists for consistency and errors on collar, surveys, meta data, sample information, geological coding, and sample QAQC insertion. User access to the database is regulated by specific user permissions and once data has been validated only the Database Manager can alter data. Finally, the database is backed up as part of the company’s IT protocol. No data from other parties is used in Mineral Resource estimation. Regional geology has been compiled from the Colombian Geological Association. 7.2 Drilling techniques and spacing Drilling is predominantly DD, with some RC drilling having been done on the test grade control blocks. Gramalote has used a variety of core barrel sizes including NQ, NQ3, HQ, HQ3, PQ and BTW for the DD holes and 5 inches for the RC holes. The DD holes were drilled predominantly with an azimuth northwest (315°), with minus 47°/55° degree dips and average of 442min length. The drill spacing varies from 25m to 100m. DD core and RC drill chips underwent detailed logging through the entire hole (at 2m intervals for RC chips), with records kept of lithology, structure, texture, mineralisation, alteration type, weathering intensity, presence of quartz veining and sulphide, etc. Specific drill programs were designed and completed where data was required for metallurgical and geotechnical purposes. Geotechnical and detailed structural logging is carried out on orientated core with core orientation confidence recorded. DD core drilled for geotechnical purposes is logged for recovery, RQD and structural data required for geotechnical analysis. Samples are taken for geotechnical strength testing. Core drilled for metallurgical purposes is logged as per standard exploration protocols and sampled as per AngloGold Ashanti metallurgical guidelines. Logging is both qualitative and quantitative; core photography is routinely completed for all drill holes. Geologists check on the downhole survey and request a maximum two extra readings if values are abnormal. All drill holes used in the geological model include down hole surveys. Details of average drill hole spacing and type in relation to Mineral Resource classification Category Spacing m (-x-) Type of drilling Diamond RC Blasthole Channel Other Measured - - - - - - Indicated 50x50 Yes - - - - Inferred 100x100 Yes - - - - Grade/ore control 12.5x12.5 - Yes - - - 7.3 Results Exploration activities commenced in 2003 has defined 7 anomalous areas including the main Gramalote deposit, the other six being Trinidad, Monjas West, Topacio, Monjas East, La Maria and Limon. Mineral Resource has been quoted for the main deposit as well as Trinidad and Monjas West. All deposits have a similar style of mineralisation to the main deposit. The main Gramalote deposit has previously quoted a Mineral Reserve. This report is not being submitted in support of the disclosure of exploration results and therefore no disclosure of drilling or sample results is provided. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 23 7.4 Locations of drill holes and other samples The figure below shows the location of drill holes and other samples within the project area. Drill holes and sample location within the project area. 7.5 Hydrogeology As part of the PFS, a hydrogeological investigation was conducted for the Gramalote, Monjas and Trinidad orebodies to appraise the ground conditions influencing design, operation and closure of mine facilities. Investigations were also conducted at critical infrastructure locations such as the Tailings Management Facility (TMF), the Waste Rock Facility (WRF) and the Guacas Creek diversion tunnels. PFS hydrogeological studies were conducted with several consultants. The data collected and studies included: • Meteorological data: precipitation, temperature, evaporation, atmospheric pressures, wind speed. • Baseline data: ground water levels, surface and groundwater quality, census of existing wells, springs and uses, groundwater quality of surface and groundwater. • Lithology and geological structure: evaluate shallow and deep stratigraphy, faults dip/orientation and structural interpretation, characteristics of fracture network. • Field test work: test pumping, hydraulic packer testing (Lugeon and La Franc tests) surface water/runoff and infiltration measurements. • Water quality sampling: established a surface and groundwater hydrochemical characterisation monitoring program. • Conceptual and numerical models: Site characterisation conceptual model, groundwater numerical model (MODFLOW), TSF seepage model, Site wide water balance (GoldSim), water quality numerical model (GoldSim), sediment control characterisation and management. • Surface and groundwater management systems during operation: Pit surface water diversion systems, pit groundwater inflow management, pit slope pore pressure management, in-pit sumps & pumping systems, surface and groundwater quality monitoring programs, sediment control programs. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 24 A limited number of hydraulic field tests were completed to define the hydraulic characteristics of the various hydrogeological units across the project site. The studies included: • A total of 58 piezometers were installed at strategic locations across the site for hydraulic testing and water level measurements (See Figure below). • 6 constant discharge tests, undertaken in shallow alluvial materials, which are located mainly in valleys. • 6 constant discharge tests, undertaken for saprolite materials in valleys. • 34 falling head tests at the Tailings Management Facility (TMF) area and 12 tests at the Waste Rock Facility (WRF) area to define the hydraulic characteristics of saprolite. • Four falling and 3 rising head tests at various locations across the site. • 4 falling head tests in fresh tonalite rock. • 61 hydraulic conductivity tests (Lugeon/packer) were completed in 3 holes within the mining area (Gramalote, Monjas and Trinidad) to define the hydraulic characteristics of the tonalite basement rocks. • 58 Lugeon tests at the Tailings Management Facility (TMF) area and 23 tests at the Waste Rock Facility (WRF) area were completed to define the hydraulic characteristics of tonalite rock. Piezometers and test sites location. Based on the studies to date, the mining area can be characterised as a semi-confined hard-rock aquitard of low groundwater storage and hosted in the low permeability tonalite rock mass. Within the fresh rock, groundwater flow occurs predominantly in selected localised fractures and joints within the tonalite rock matrix. Examination of the geotechnical exploration cores conducted on the pit perimeter, showed little evidence to suggest that these may act as preferential water flow paths possibly due to their cemented characteristics. Based on the data available, groundwater inflow to the mining pit from the tonalite hard rock is expected to be low. The occurrence and circulation of underground water is restricted in most of the fresh rock (and in this case, the greater portion of the final open pit) due to the relatively small degree of fracturing and almost complete absence of weathering or alteration. In these conditions, groundwater flow into the open pit from the slopes should tend to strongly reduce as the open pit advances in fresh rock.

AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 25 Groundwater flow and storage for the most part, is located in the aquifer system that is formed by the layer of alluvial sediments, and the aquitard system formed by residual soils, saprolite, transition zone and fractured rocks. Hydraulic conductivity results (apart from the alluvial material) indicate the saprolite and transition materials, as having a low permeability possibly with medium storage potential (saturated below the water table). The flow of water to the open pit, would only begin after the water table is intercepted, which should occur during the pre-stripping phase. The volume of groundwater flow into the open pit will depend on the saturated thickness of the materials in question, for both the soils and also fractured rocks, which can extend to 40m below the surface. During the initial phases of mining an active dewatering system to control inflow and manage pore pressure may be required. Typically, water will be retained within low permeability environments such as these with thick argillic (clay) altered rock. Although the Guacas Creek will be diverted upstream of the mine and surface flow will stop, shallow groundwater flow is expected to continue through the permeably alluvial sediments along the existing river course. These are estimated to be approximately 5m deep and 40m wide extending in a North to South direction across the western pit boundary. This water will need to be intercepted upstream of the pit possibly by installing a series of shallow dewatering wells to cut off the groundwater flow entering the pit. A similar cut-off system may be required downstream of the pit to prevent back flow. Further field work will be completed during the FS. Based on the preliminary data available, there is no evidence to suggest that large volumes of groundwater are present or that large active dewatering pumping systems will be required to control groundwater inflow into the pit. Due to the high rainfall, storm water management will have a far greater impact. Monthly rainfall distribution on Gramalote site obtained from the Nus Granja data 7.6 Geotechnical testing and analysis The Gramalote geotechnical data is used as the foundation for evaluating the geotechnical parameters for the main Gramalote pit and a summary of that collected is shown below. The geotechnical inputs for this study involved collecting geotechnical information from outcrop and test tunnel mapping, geotechnical and structural core logging, and the use of laboratory testing techniques for intact rock strength and rock mass shear strength assessment. The geotechnical data report highlights different data sources to be considered for slope stability analysis and evaluation as summarised in table below. 52 92 133 260 299 233 227 246 298 309 196 95 0 50 100 150 200 250 300 350 Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec A ve ra ge M o n th ly P re ci p it a ti o n (m m ) AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 26 Data Source Data Type Quantity of Data Structural observations Televiewer structure data 1,648 structures Oriented structure data 15,096 structures AngloGold Ashanti large-scale outcrop mapping data 100 structures Tunnel mapping data 110 structures CIG2 Ingenieros outcrop mapping 242 structures Logging data Legacy geotechnical logging data (referred to as Dempers Methodology) 6,626m of logging observations Photo-logging data 21,444m of logging observations Alteration logging data 127,618m of logging observations Laboratory and field test results Direct Shear Testing 127 test results Unconfined Compressive Strength 182 test results Triaxial Compressive Strength (Hoek Cell) 111 test results Brazilian Tensile Strength 24 test results Point Load Testing 1,257 test results The assessment of quality and validity of testing has not yet been undertaken for the laboratory test results for Uniaxial Compressive Strength, Triaxial Compressive Strength and Brazilian Tensile Strength testing methods. All Direct Shear tests and Point Load Test results are considered invalid due to inappropriate selection of test method for the objective to be met (Direct Shear Testing) and incomplete recording of key parameters required for calculation (Point Load Testing) and are not used for further evaluations and analyses. Destructive testing procedures were applied to estimate the intact rock strength. 182 samples were selected and tested for the Unconfined Compressive Strength (UCS) of intact rock. The samples were tested at the Los Andes University Laboratory according to ASTM D7012-10 Method D specifications. 31 samples were selected and tested for the single stage and three stage Triaxial Compressive Strength of intact rock using a Hoek triaxial cell. The samples were tested at the Los Andes University Laboratory according to ASTM D-7012-2010-Method A specifications. 24 samples were selected and tested for the Brazilian Tensile Strength of intact rock. The samples were tested at the Los Andes University Laboratory according to ASTM D 3697-2008 specifications. 1,257 samples were selected and tested for the point load strength of intact rock. The samples were mostly tested in the project core shed with a few samples sent to the laboratory. The point load test data was not used in further evaluations and analyses due to the poor quality of recording of observations. No direct shear tests on structural defects were completed, it is inferred in this study that as the majority of defects are steep, the shear strength of defects is assumed to have no significant impact on slope stability. The analysis of the data confirms that the lithological units that outcrops the Gramalote Project is mostly unaltered to partly altered Tonalite, which is highly competent. Unconfined compressive strength tests confirm that two main strength classes can be differentiated corresponding to strong and very strong for altered and unaltered Tonalite respectively. The link between the rock mass conditions and alteration intensity and type has been established and indicates that the poorest rock mass conditions can be expected to be associated with a moderately to highly altered quartz/sericite assemblage. Geotechnical design sectors for the fresh rock slopes have been assigned according to the slope aspects considered as at-risk of planar sliding. The geotechnical design parameters reflect the mitigation against planar sliding hazards in specific design sectors and the incorporation of a minimum empirical based berm width design. The geotechnical table shows the geotechnical parameters adopted for the design sectors in the Gramalote, Monjas and Trinidad pits. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 27 The structural fabric is considered as one of the most important elements of geotechnical design at the Gramalote and has multiple sources. The figure below highlights the distribution of structural fabric measurements and observations undertaken within the Gramalote Project area. The bulk of the structural fabric data is located in the Gramalote main pit area, some ace-oriented structure fabric data is located in the Trinidad Pit Area and no structural fabric measurements are located for the Monjas West Pit Area. Structural fabric observation Boreholes logged for rock mass parameter observations A potential link between the alteration intensity and rock type with relatively poor geotechnical conditions was recognised. A dataset of 509 boreholes (127,619m) from the Gramalote Project’s database with alteration intensity and type data was analysed for an initial spatial distribution. The figure below presents the locations of data points used in the assessment (excluding weathered and unaltered material for clarity of display). AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 28 Alteration logging data Laboratory testing 8 Sample preparation, analysis and security 8.1 Sample preparation Sample preparation and analysis for Gramalote drilling samples are conducted according to standard industry procedures. DD core is cut in half (for RC, half for Cone Splitter) and crushed, split and pulverised prior to analysis. Gold is determined by fire assay, and Cu, Ag and Mo by CCP-AES and ICP-MS after four acid digestions, both of which are total methods. Samples used for Mineral Resource estimation are from DD core and RC drilling. Most drill core sampling occurred on 2m sample lengths. In the case of DD, core has been halved. RC samples have been split with a cone splitter.

AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 29 DD core was logged by AngloGold Ashanti and B2Gold geologists who recorded rock types, alteration types and mineralisation intensities. This data was then entered into AngloGold Ashanti’s Century Systems DH-LoggerTM database management program. All DD holes were sampled from top to bottom. Samples were cut in half with a core saw in consistent 2m intervals. Minor sample length variability is due to obvious breaks in lithology or mineralisation. Once the core is cut, the sample destined for the laboratory was randomly selected and sealed into numbered plastic bags. Finally, after carrying out all proper procedures, the boxes with the remaining core are stored on wooden shelves and appropriately covered. The core sample was then broken into 5cm lengths and placed into a previously marked plastic bag with a sampling ID card inside. To avoid contamination or material loss, the sample was placed into another previously marked plastic bag and then sealed with a plastic band. Drill hole assays A comprehensive database of assay, geology, density, geotechnical qualities and geometallurgical qualities was developed. Samples for gold were prepared on site by ALS Chemex before being taken to an ALS Chemex laboratory for assay. On receipt of the samples ALS Chemex provided a sample receipt and weighed the samples. They were then dried at 110°C. Samples were then crushed to either 70% less than 2mm, or 85% less than 2mm and split to 1kg using a riffle splitter. The split 1kg sample was pulverised to 85% passing 75µm using an LM2 mill. With final assay taking place at ALS Chemex in Lima, Peru using a 50gm aliquot (AU- GRA22) with gravimetric finish for samples above 3g/t, or 10g/t depending on drilling campaign. Multi-element analysis was also done by ALS Chemex using four acid ICP-AES and ICP-MS (method ME- MS61) and ICP-AES only (ME-ICP61). For mercury, analysis was by cold vapour AAS after aqua regia digestion (method Hg-CV41). Results were stored in in the onsite FusionTM database which is a product offered by the Datamine software group. Geotechnical The geotechnical database used samples collected from a range of sources which included rock outcrops, underground test tunnel mapping, core logging using orientated core, geophysical borehole logging and laboratory tests. The data included measurements for intact rock strength, discontinuity/shear strength, RQD, joint spacing, length, separation, roughness, infill and weathering. Geometallurgy A comprehensive geometallurgical database was developed in conjunction with SGS (Chile). From this a technology platform was developed that integrated the geology, mining, metallurgy, marketing, environmental and economic aspects of the project. Magnetic susceptibility and sample specific gravity were captured as part of this program. Metallurgical samples Metallurgical samples were collected from six domains in the underground tunnel representing high, medium and low-grade material. For each domain three samples, of approximately 16t, were collected. The main zone of mineralisation defined by drilling has been traced along strike to the northeast (azimuth 70°) for approximately 1,800m. Mineralisation occurs within several zones that periodically coalesce both along strike and down-dip. Zones vary in width from tens of metres to 300m with vertical to sub-vertical dips to the south-southeast. The drill azimuth for most of the drill holes was northwest in comparison to the east west drill azimuths for the 2006 and 2007 AngloGold Ashanti drilling campaigns. B2Gold, and later Gramalote Colombia Limited, applied a predominant north-west (315°) azimuth based on an east- AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 30 northeast, multi-element based, potassic enrichment and sodium depletion anomaly combined with surface structural and geological mapping. It was decided that the northwest drill azimuth was optimal to intersect the different vein sets and alteration packages. Drill hole inclinations vary between -55° to -70°. All the intercepts were reported as down-hole lengths. DD Core - Half of the core is retained indefinitely. Pulp and coarse reject are stored in the warehouse facility where RC sample rejects are also stored. DD core was reconstructed into continuous runs to confirm orientation which was then marked on the core. Depths were checked against the depth marked on the core blocks and core recovery calculated. Any core loss was recorded in the database. To check the recovery, mass balance measurements were taken for DD core. Recovery is about 95% in hard rock (tonalite) and 75 % in soft rock (saprolite). Through the implementation of different drilling practices (lower pressure and rotation speed) the recovery in soft rock has been improved up to 92%. RC drilling was only used for the trial grade control areas, and this data is not used in the Mineral Resource estimate. DD core is sawn in half, while RC is split using a rotary cone splitter (2m). If RC samples were wet, the entire sample was bagged and dried before splitting in the core yard. The gold sample preparation protocol is as follows: • Sample receipt and weight: Samples are logged into ALS Chemex Lima system directly during the reception. • Drying: samples are placed on stainless steel drying pans and placed into a dryer at 110°C, heated with a digitally controlled gas-fired burner. • Crushing: Samples are crushed to more than 70% < 2 mm using terminator crusher. • Splitting: One kilogram is split using a riffle splitter. The lab is also requested to pulverise a second split to be used as coarse reject duplicate. • Pulverising: The split is pulverised to more than 85% passing 75µm using a LM2 mill. A sub-sample of approximately 250 grams weight is split and shipped to the analytical laboratory, ALS Chemex in Lima Peru, for analysis. 8.2 Assay method and laboratory The preparation of samples was carried out directly at the ALS Chemex laboratory located at Medellin, Colombia and after preparation the samples were shipped to the ALS Chemex Laboratory in Lima, Peru for analysis. An onsite sample preparation facility was also used for some drilling projects. The ALS Chemex lab fulfils the criteria of the annual turnaround controls. The laboratory accreditation number ISO CEI17025-2005: 670. Gold is determined by AAS after fire assay of a 50g charge (method code Au-AA24). Samples reporting more than 10ppm Au (and in some cases 3ppm) are reanalysed gravimetrically (Au-GRA22). A broad suite of elements, including Cu, Mo, and potentially deleterious elements, was determined by ICP- OES and ICP-MS after four-acid digestion (method code ME-MS61). These methods are considered as total extractions for the economically important elements. 8.3 Sampling governance Logging and sampling were as per the AngloGold Ashanti sample collection protocols and procedures, which are in place to ensure representativity and to reduce bias. Well researched and industry accepted practices were in place to ensure proper sampling protocols. AngloGold Ashanti’s internal staff are well trained on sample selection and bias and work to prevent sample contamination and lack of representativity throughout the sample chain. Samples were sealed in plastic bags, which were in turn placed in larger poly-weave bags for transport. They were then transported via road freight to the laboratory, while being monitored by site security, with a corresponding submission form and consignment note. ALS Chemex checked the samples received against the submission form and notified AngloGold Ashanti of any missing, repeated, or additional samples. Once ALS Chemex has completed the assaying, the pulp packets, pulp residues and coarse rejects are held in their secure warehouse. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 31 Logging: The project uses a custom data entry tool in MS ExcelTM and MS AccessTM for the first stage of data entry and validation. This tool is used by the geologists directly at the logging stage and by the database assistant who oversees running the scripts that upload the data into the Central (Fusion) database in Bogota. Drilling data entry: These are the daily drilling activities that need to be reported which includes drilling recovery. This data is uploaded into a customised SQL Server database through a set of script configured in MS AccessTM. The data entry tool is the first stage of data validation which uses a set of scripts that identifies any data inconsistent with project logging rules. A second QC stage checks that the data adheres to the database validation rules such as logging codes. The third stage of QC is a set of scripts configured to validate logging intervals, overlaps, gaps, final depth and missing data. All Mineral Resource models are peer reviewed by AngloGold Ashanti’s Senior Evaluation Manager before signoff. Gramalote has also been subject to three independent external reviews (Quantitative Group in 2012, AMEC-Harry Parker in 2013 and SRK Consulting-Glen Cole in 2017). All have found that the Mineral Resource estimation process, including sample governance to be equal or better than industry standard. 8.4 Quality Control and Quality Assurance The QAQC program for Gramalote is based on a comprehensive set of procedures which conforms to industry standards. It comprises insertion of certified reference materials (CRMs), coarse residue and pulp duplicate samples, and coarse blanks, and second laboratory confirmatory assaying. In addition to QC samples inserted by Gramalote, the laboratory’s internal quality control data are also reported and reviewed. Analytical precision for Au, Cu and Ag is monitored using commercial CRMs supplied by Geostats, Rocklabs and CDN. Coarse blanks are used for contamination monitoring. Two coarse blank samples are inserted at the start of the batch, and subsequently one blank is inserted every 25 samples. A CRM certified for Au is inserted every 25 samples. The laboratory is requested to analyse a coarse residue duplicate every 25 samples, and insert a pulp duplicate every 20 to 25 samples. Sample crushing and pulverising is monitored by sieve checks on randomly-selected samples after both crushing and pulverising processes. All results for CRMs that exceed two standard deviations from the expected value are documented and samples runs are identified for possible re-assay. These selections are based on the tenor of the routine samples with respect to that of the CRM, the fire assay batch (for Au CRMs), and the position within the batch of passed and failed CRMs. The QC data are reviewed during monthly meetings with ALS and the reanalysis program agreed. Table below shows the ALS Lab QC samples insertion protocol. 8.5 Qualified Person's opinion on adequacy The QP is confident that the sample preparation protocols, together with the chain of custody and laboratory receipt method is satisfactory. Analytical procedures are industry standard and used on many AngloGold Ashanti operations. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 32 9 Data verification 9.1 Data verification procedures The current QP has worked extensively with the Gramalote, Monjas and Trinidad deposit data to verify Mineral Resource models and generate new models. Considering that significant checks were undertaken by the prior QP only minor validation checks were undertaken by the current QP. These included drill hole collar checks against an updated surface topography and missing assay values. The current QP is confident that the data is sufficiently accurate to be used in a Mineral Resource estimate. 9.2 Limitations on, or failure to conduct verification Recent access to the project site has been constrained by travel restrictions due to the Covid-19 pandemic, however all requirements on data verification have been met and are sufficient to provide a Mineral Resource on the project. 9.3 Qualified Person's opinion on data adequacy It is the QPs opinion, the data has been collected to either AngloGold Ashanti’s or B2Gold’s internal standards and has been internally, or externally reviewed. As such, the QP is satisfied that the data is satisfactory to declare a Mineral Resource for the NYSE. 10 Mineral processing and metallurgical testing 10.1 Mineral processing / metallurgical testing Extensive test programs have been carried out over a number of years. Metallurgical testwork on sulphide ore has been on eleven separate composites, each made up from multiple intercepts of multiple drill holes or from bulk sample material from the tunnel. For oxide ore, composites have been made from a proportional combination of drill core representing more competent material and bulk trench samples for shallower low competence material. Recovery testwork has included: • whole ore leaching, • flotation and concentrate leaching, • column and bottle roll testwork, • material handling testwork, • flocculation and thickening, • carbon kinetics and equilibrium, and • cyanide destruction. Comminution testwork has included: • full JK Drop Weight tests, • SMC, • Bond CWI, • Bond Abrasion Index, • Bond ball mill work index at multiple closing screen sizes, • Bond rod mill work indices and unconfined compressive strength, and • mapping of ore hardness using the Equotip. Mineralogical work has included multiple studies using the QEMSCAN system, semi-quantitative XRD and gold deportment studies using a variety of techniques. 10.2 Laboratory and results The following set of tests were conducted: • SGS Lima: Bond crushing work index, • ALS Santiago/Perth: Bond test (for comparison),

AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 33 • SGS Beckley Geotech Lab, West Virginia: unconfined compressive strength, • JKMRC Brisbane: Drop weight and Bond ball work index tests. All the laboratories are certified. The Gramalote project ores contain very low concentrations of deleterious elements. The only one of relevance is copper, which is present in very low concentrations in the ore but is concentrated in flotation. Because the concentrate mass flow is low, the resulting additional costs are minor when considered on a $/t ore feed basis. A pilot scale test was carried out on the grinding circuit and two flotation pilot plant tests have been run. Batch flotation was also carried out in 20L pilot scale cells to produce concentrate and tailings for vendor and rheology testwork, and these tests were also used to gather kinetic and cleaning information. All tests have been carried out on samples selected to represent their respective orebodies. Each orebody is relatively homogenous metallurgically, although there are some mineralogical and metallurgical differences between the orebodies, but relatively small. 10.3 Qualified Person's opinion on data adequacy The Gramalote project pits were designed based on input parameters supported in the PFS and includes all mining infrastructure. The design was scheduled and financially modelled to obtain the Mineral Reserve. All process was conducted aligned with the Guidelines for Reporting. 11 Mineral Resource estimates 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource A geological model based on alteration, vein abundance and gold grade were created to represent high grades (>0.7g/t), medium grades (>0.25g/t) and low grades (>0.15g/t). These were volumetrically modelled in LeapfrogTM software and the process honoured the structural controls of the deposit. Variograms were determined for each zone, and these were used to krig gold values into the parent cell. Furthermore, the variograms were also used to undertake a change of support process in Isatis. Bulk density determinations which were routinely collected on the mineralised zones in all DD core at 25m intervals using water immersion methods are were used to calculate the model tonnages. A density of 2.66 g/cm3 was used in fresh material and 2.1 g/cm3 used in saprolitic material. For Mineral Resource reporting a cut-off of 0.17g/t for sulphides and 0.13g/t for oxides was used. Ordinary Kriging was used to estimate into a panel size of 60m x 60m x 10m. The non-linear estimation technique of Localised Uniform Conditioning (LUC) was then used to provide a recoverable model at the SMU size of 20m x 20m x 10m. The block size of 60m x 60m x 10m fits in well with the overall drill spacing of 75m x75m. Typical search distances are limited to 100m x 100m x 100m (high grade example) or 120m x 240m x 60m (low grade example) depending on the spatial distribution modelled, with the difference related to the differences observed in their spatial continuity. Actual selective mining units used for the change of support calculation was 20m x 20m x 10m which represented a conservative view of the minimum mining unit and compares favourably with other AngloGold Ashanti operations using similar equipment. Compositing was 2m for Gramalote and Monjas West and 1.5m for Trinidad, reflecting the average length of the samples taken. The deposit has a high nugget effect (50-60%) and it is necessary to apply capping, this is done using probability plots, with the cutting limited normally to less than 0.1% of the samples. The project area is favourable for placing key project Tailings Storage Facility (TSF) and Waste Rock Facility (WRF) within 3 to 4km of the mine and process plant. The project is located in the main hydro- generation area of Colombia, near several hydropower substations and high voltage lines (within a range of 50km) all interconnected to the national transmission system. The high project area rainfall (~2.5m per AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 34 year) and the Water Management system will imply a positive water balance (Discharge: ~1500m3/h). Colombia has the advantage of having suitable ports both on the Atlantic and Pacific oceans that are equipped to receive large equipment. These ports are located in Cartagena and Barranquilla on the Caribbean Sea (Atlantic Ocean) and in Buenaventura on the Pacific Ocean. The main access routes to Gramalote by road from the ports have been identified, and there are no significant issues to move normal or general cargo from the Atlantic or Pacific Ocean ports, using road routes as is done by the rest of other industries in Colombia. Gramalote’s location is conveniently close to Puerto Berrios, a fluvial port over the Magdalena River located 73km downstream by National Route 62. This port is connected directly with Barranquilla and Cartagena by means of the Magdalena River and barge service within a distance of 700km from the ports. The project has considered the construction of an onsite TSF, a waste rock facility, and a water management plan. A main power line is located 26km away where, at the Jaguas substantiation, a take- off point can be implemented. Camps, office blocks and a processing plant have also been designed and costed in the project. The concession contract for the Gramalote project was awarded for 30 years from April 3, 2013 to April 2, 2043 and has an option to extend for up to 20 years. The extension must be negotiated and will only be granted if it proves that it is a benefit to the state. For the development of the mining activity, the required environmental authorisations are in place. The company owns the surface rights of the proposed sites. Acid rock drainage (ARD) is not showing an issue in terms of the environment. A substantial portion of the project area has already been environmentally affected by other activities (agriculture, animal husbandry, artisanal mining) and project implementation to closure represents an environmental opportunity. The project does not involve forest reserve, paramos or sensitive lands or species. The project has been able to create a good relationship with all the communities and key stakeholders. Due to the social needs in the area, the project is seen as a key driver to social development that will bring prosperity to the entire area. In the environmental context of the area of influence of the Gramalote project, there are no national protected areas; near the project there is an area declared regional protective forest reserve, which does not interfere with the development of the project. The environmental baseline of the project identified protected wildlife species with no imposed restrictions or impediments applied to the project from the environmental perspective; the environmental license granted in 2015 authorises the implementation of management plans for intervention and management of fauna and flora to prevent, correct, mitigate and compensate for impacts caused in the territory. The area where the project is located has pre-existing impacts generated by livestock, agriculture, panela production in sugar mills, quarrying, logging, hunting, fishing, artisanal mining and even hydroelectric power generation from a small power plant. In this regard, it can be stated that the direct area of influence of the Gramalote project overlays a disturbed area. According to the results obtained in the baseline study, it is possible to conclude that for all the components of the abiotic and biotic environment, these activities caused deterioration of the landscape, with artisanal mining being one of the sectors that disturb the environment the most, with direct effects on common interest resources like water and air. As part of the 2017 PFS AngloGold Ashanti undertook an extensive socio-economic study and identified impact areas that needed to be addressed as part of the future project. None of these were seen as a major hindrance to the project. Based on this, a multi-point future action plan was established with these based on the AngloGold Ashanti internal standards. There is a transparent quoted derivative market for the sale of gold, however cost of selling and refining gold are included in cost models and modifying factors. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 35 For Mineral Resource reporting a cut-off of 0.17g/t for sulphides and 0.13g/t for oxides has been used and a gold price of $1,400/oz. The low grade Inferred Mineral Resource has low confidence and therefore represents a high-risk part of the Mineral Resource due to the broad drill spacing. As a risk mitigation action, grade control test blocks were drilled to confirm short-scale continuity, mineralisation geometry and geological contacts. In November 2019, a 40,000m drilling programme commenced across the anomalies to further reduce risk and verify projected upside The results of this will be available in during 2022. Furthermore, an additional drilling program was launched in 2021 to further test these low-grade zones. Poor digitising practices by the Colombian authorities of the 11 original licences that make up the main mining licence concession (14292), have created slithers of open ground that cross the Gramalote deposit. These have been claimed by a third party (Zonte Metals). While AngloGold Ashanti believe that Zonte does not have a valid claim, Zonte is proceeding with legal action against the Secretaria de Minas (Secretary of Mines) for the Department of Antioquia, for not titling an exploration application for the open ground. At the time of compiling this report there are no material risks identified that would prevent reporting the Mineral Resource. The Mineral Resource has been optimised using open pit methods at a gold price of $1,400/oz at which it is quoted. It was not updated to the $1,500/oz gold price that AngloGold Ashanti now uses for 2021. 11.2 Key assumptions, parameters and methods used The Mineral Resource is quoted both inclusive and exclusive of Mineral Reserve and this is clearly detailed to ensure that no confusion exists. Mineral Resource modelling was performed using a geological model based on alteration, vein abundance and gold grade. Assay gold grades are composited to 2m down-hole intervals. Gold values considered outliers in the distribution are capped to a maximum value in accordance with the analysis of the distribution using probability plots. The model is split into grade domains based on their distribution in the orebody. Typically, this is low grade (LG), medium grade (MG) and high grade (HG). At the main Gramalote deposit this is set by grades of 0.15g/t, 0.25g/t and 0.7g/t respectively. The domain wireframing is performed in LeapfrogTM software. Weathered boundaries are also used to create a saprolitic zone. Grade variograms are done for each zone, and element, and the search and estimation parameters for these optimised with a Quantitative Kriging Neighbourhood Analysis (QKNA) process to reduce kriging variance and improve slope of regression. Estimation uses ordinary kriging to interpolate borehole grades into model blocks at a 60m x 60m x 10m block size. Block grade estimates are checked visually against drill hole values, as well as by using swath plots which average sample grades into large blocks and compare these to the model estimates. Additionally, global grade tonnage curves, determined using the IsatisTM change of support methodology, is used to verify the kriged estimates. Grade controlled zones were also used to validate the final model. IsatisTM software is used to undertake Uniform Conditioning and further refine that to a Localised Uniform Conditioned estimate at an SMU of 20m x 20m x 10m size, however model resolution is allowed to split cells to 10m x10m x 10m to better fit geological and grade boundaries. Classification uses AngloGold Ashanti’s prescribed 90% confidence at 15% error rule whereby annual production is expected to be within 15% error for nine years out of ten for an Indicated Mineral Resource, and 15% error on a quarterly basis for nine quarters out of ten for a Measured Mineral Resource. The Mineral Resource are quoted in situ from the 2017 Mineral Resource models of Gramalote main, Trinidad and Monjas West. They are quoted without geological discount and are as at 31 December 2021. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 36 Parameters under which the Mineral Resource was generated A royalty is also considered estimated at 3.2% of the selling price (80% of 4% of the selling price). Alteration, vein abundance, and gold grade are the primary controls applied during the modelling process. Domaining was applied to prevent the undue smearing of densely veined high-grade zones into more sparsely veined medium and low-grade zones. Four different domains were defined and modelled: high grade zone, medium grade zone, low grade zone and saprolite zone. Drill spacing varies from 25m x 25m to 100m x 100m and is considered sufficient to assure continuity of mineralisation. To check the continuity of the high-grade areas, a simple 10m composite was created and then used for creating the geological domain modelling, and variograms modelled to check the spatial continuity. All DD cores have been geologically logged for lithology, alteration, mineralisation, and structure utilising AngloGold Ashanti’s standard logging code library. DD cores are orientated, photographed and physical parameters logged (density, magnetic susceptibility, resistivity, chargeability and spectral signature). Geotechnical and detailed structural logging is carried out on orientated core with core orientation confidence recorded. Geotechnical data recorded includes QSI, RQD, matrix, and fracture categorisation. All logging data are digitally captured and uploaded to a Century Fusion relational SQL and related databases. Geological, mining, and metallurgical factors for the project are positive. Social factors in the form of artisanal miners and community are issues that need to be constantly monitored. The variability of the deposit is not well defined, and some uncertainty exists, especially in low grade (Inferred Mineral Resource). To address this, additional drill programs have been undertaken in 2020 and 2021 and their results are currently being interpreted. For the 2017, results from approximately 145,000m of drilling (87,900m at Gramalote Central, 11,250m at Trinidad and 17,850m at Monjas West) were used to support the estimation of the Mineral Resource. Mineral Resource modelling was performed using a geological model based on alteration, vein abundance and gold grade. Assay gold grades were composited to 2m down-hole intervals and outliers were capped based on the distribution observations using probability plots for each estimation domain. A geostatistical technique, called LUC, was used to estimate block grades and quantify the effect of selective mining. In 2019, an updated Mineral Resource model was generated for the main Gramalote orebody and this incorporated the new grade control information. The updated Mineral Resource has not yet been incorporated into the Mineral Resource which continues to use the 2017 AngloGold Ashanti PFS.

AngloGold Ashanti Gramalote - 31 December 2021

Gramalote inclusive Mineral Resource gold grade and tonnage curve (surface)


Total Gramalote
Surface (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
Average grade above cut-off (g/t)
Cut-off grade (g/t)
450.00
400.00
350.00
300.00
250.00
200.00
150.00
100.00
50.00
0.00
3.00
2.50
2.00
1.50
1.00
0.50
0.00
0.00 0.20 0.40 0.60 0.80 1.00 1.20 1.40 1.60 1.80 1.90
Tonnes above cut-off
Average grade above cut-off (g/t)

Ordinary Kriging was used to estimate into a panel size of 60m x 60m x 10m, the non-linear estimation technique of Localised Uniform Conditioning was then used to provide a recoverable Mineral Resource model for the SMU size of 20m x 20m x 10m. The parent block size of 60m x60m x 10 m fits in well with the overall drill spacing of 75m x75m. Typical searches are limited to 100m x 100m x 100m (high grade example) or 120m x 240m x 60m (low grade example) depending on the spatial distribution modelled with the difference related to the differences observed in their spatial continuity. Actual selective mining units used for the change of support calculation were 20m x 20m x 10m which represented a conservative view of the minimum mining unit and compares favourably with other AngloGold Ashanti operations using similar equipment. Compositing was to 2m for Gramalote and Monjas West and 1.5m for Trinidad, reflecting the average length of the samples taken.

The deposit has a high nugget effect of around 50-60% and it is necessary to apply capping, this is done using probability plots, with the cutting limited normally to less than 0.1% of the samples.

Gramalote is a gold project with Ag as a potential by-product, however other variables have also been estimated. The estimation includes separate and individual variography for AU-AG-CU-MO-S-AS. Density has also been estimated into the different domains.

Wireframing of domains used the standard Leapfrog™ package. Estimation and the LUC process used the standard Datamine™ and Isatis™ software packages.

Validation is being done visually, section by section comparing block model to drill hole, using swath plots that compare the block model to the sample data and by comparing the estimates to the theoretical gaussian curves.

All other elements are independently estimated.

30 March 2022 37

AngloGold Ashanti Gramalote - 31 December 2021

11.3 Mineral Resource classification and uncertainty

Mineral Resource classification in Gramalote has been carried out based on the Guidelines for Reporting, which establish the usage of quantitative approaches to reduce uncertainty and quantify the metal content of the production units.

Mineral Resource was classified based on the 2-indicator approach using the 90% confidence at 15% error Rule.

A Measured Mineral Resource aims to be within 15% of the metal estimated at least 90% of the time for a three-month period, while for an Indicated Mineral Resource aims to be within 15% of the metal estimated at least 90% of the time for yearly periods.

For Inferred Mineral Resource the error may be greater than 15%, 90% of the time for yearly periods.

The data used in the estimate is considered appropriate and adheres to industry practice, to declare Mineral Resource. Leapfrog™ software was used to determine grade domains, however the grade categories for these were based on the modellers view of the need to contain grade spread. This would need a review according to external reviews of the Mineral Resource model.

A review by Wood suggested the following contributed to uncertainty and should be reviewed in future models:

- Grade domaining and grade boundaries with the need to review the continuity of the high-grade zone,
- A review of top cuts and their impact on contained metal. The large composite length in determining variograms and the impact that may have on selectivity,
- The large parent block size, its impact on grade estimation and it's fit into the domaining wireframes, and
- A need to review the SMU size and to make sure it is representative of future mining.

AngloGold Ashanti also identified the uncertainty in the continuity of the low-grade zones, and the high-grade samples within those zones.

The final classification of Mineral Resource used AngloGold Ashanti's internal standard known as the 90% confidence at 15% error rule. The aims for a Measured Mineral Resource to reconcile within plus or minus 15% over quarterly production volumes, 90% of the time, and an Indicated Mineral Resource to reconcile within plus or minus 15% over yearly volumes, 90% of the time.

Considering this recommendation, the criterion adopted by Gramalote Project for Mineral Resource classification is based upon manually building a volume for Measured Mineral Resource using a drilling grid of 25m x 25 m and refined with a 25m x 25m x 25m search ellipsoid to classify the Measured Mineral Resource, 50m x 50m x 50m search ellipsoids for Indicated Mineral Resource, and 100m x 100m x 100m search ellipsoid for Inferred Mineral Resource.

11.4 Mineral Resource summary

The Mineral Resource cut-off grade is determined based on the theoretical rate of production of 15 Mtpa (14 Mtpa Sulphide plus 4 Mtpa Oxide), a gold price of $1400/oz, an average processing cost of $5.85/t for Sulphide and Oxide, a G&A cost of $2.58/t, a selling-refining-royalties cost of $47.32/oz and a gold recovery of 95% for Sulphide and 82% for Oxide.

The cut-off grades (CoG) used to estimate the figures were calculated based on rock types for fresh and oxide ore. The cut-offs are calculated using the total processing cost ($/t), General and Administration (G&A) costs ($/t), eventual rehandling material costs ($/t), fixed cost ($/t) and selling costs ($/oz, which are differentiated by gold and silver). Sulphide uses a reporting cut off at 0.17g/t and oxide at 0.13g/t.

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AngloGold Ashanti Gramalote - 31 December 2021

Exclusive gold Mineral Resource (attributable,50%)

Gramalote		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Gramalote Central (oxide)	Measured	-	-	-	-
	Indicated	3.42	0.60	2.06	0.07
	Measured & Indicated	3.42	0.60	2.06	0.07
	Inferred	6.48	0.55	3.55	0.11
Trinidad (oxide)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	8.99	0.55	4.91	0.16
Monjas West (oxide)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	2.67	0.51	1.37	0.04
Gramalote Central (sulphide)	Measured	-	-	-	-
	Indicated	77.87	0.76	59.09	1.90
	Measured & Indicated	77.87	0.76	59.09	1.90
	Inferred	15.86	0.58	9.13	0.29
Trinidad (sulphide)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	17.56	0.41	7.27	0.23
Monjas West (sulphide)	Measured	-	-	-	-
	Indicated	-	-	-	-
	Measured & Indicated	-	-	-	-
	Inferred	11.02	0.57	6.32	0.20
Total	Measured	-	-	-	-
	Indicated	81.29	0.75	61.14	1.97
	Measured & Indicated	81.29	0.75	61.14	1.97
	Inferred	62.59	0.52	32.55	1.05

11.5 Qualified Person's opinion

The QP is not aware of any environmental, permitting, legal, title, socioeconomic, marketing, metallurgical, taxation or other relevant factors, which could materially affect the Mineral Resource estimate.

12 Mineral Reserve estimates

AngloGold Ashanti has elected not to declare Mineral Reserve under SEC. This decision is supported by the on-going large drilling campaign and the development of a Feasibility Study, both expected to be completed during 2022. The company will then reassess the Mineral Resource and the Mineral Reserve upon completion of these key pieces of work.

12.1 Key assumptions, parameters and methods used

No Mineral Reserve is declared as part of this Technical Report Summary and therefore this section is not relevant.

12.2 Cut-off grades

No Mineral Reserve is declared as part of this Technical Report Summary and therefore this section is not relevant.

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AngloGold Ashanti Gramalote - 31 December 2021

12.3 Mineral Reserve classification and uncertainty

No Mineral Reserve is declared as part of this Technical Report Summary and therefore this section is not relevant.

12.4 Mineral Reserve summary

No Mineral Reserve is declared as part of this Technical Report Summary and therefore this section is not relevant.

12.5 Qualified Person's opinion

No Mineral Reserve is declared as part of this Technical Report Summary and therefore this section is not relevant.

13 Mining methods

Gramalote is a semi-massive, low-grade gold deposit suitable to be operated as a conventional open pit truck and shovel operation. Standard open pit mining equipment has been selected, with conventional drilling, blasting, loading and hauling. The following criteria were used for the selection of mining equipment:

- Large capacity units, consistent with the size of the operation,
- Life of project,
- Proven technology,
- Maintenance strategy and reliability,
- Flexibility in operations,
- In-country support, and
- Operating cost.

Gramalote is a low-grade deposit with mineralisation up to surface, therefore it is suitable to be mined by an open pit method.

From surface to a depth of 20-50m the rock is oxidised followed by a thin transition zone to sulphide rock, being tonalite the host rock where the mineralisation is placed. The host rock is competent and allows geotechnical design parameters defined according to the slope aspects considered as at-risk of planar sliding.

Preliminary mining rates were estimated to be between 55-62Mtpa according to the mining sequence and vertical advance rate.

For the operation, the following equipment has been preliminary selected:

- 3 x 520t class shovels,
- 2 x 200t class loaders,
- 18 x 228t class trucks,
- 4 x 7 7/8" diameter drills for production,
- 4 x 51.2mm diameter drills for pre-splitting and grade control, and.
- All necessary support and ancillary equipment.

For grade control method RC drilling is planned.

The ore displays exceptionally good metallurgical characteristics, achieving 95% gold recovery at a coarse grind size for sulphide and 81% for oxide material, using a low-cost flotation process producing a throw-away tail, with leaching of concentrate only.

The mine plan was optimised using a grade streaming strategy for the early years including an additional grade control rig, overloading capacity and increasing of powder factor to guarantee the diggability. The plan also includes a good stockpile management and optimisation of hauling distance.

30 March 2022 40

AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 41 Key constraints were: • Nus river and national highway, • Guacas diversion tunnel, and • Maximum sinking rate at 8 bench/year/phase. 13.1 Requirements for stripping, underground development and backfilling Based on the geotechnical data, a set of recommended geotechnical design parameters for three planned open pits in the Gramalote Project, namely Gramalote (GR), Monjas (MO) and Trinidad (TR) pits was defined and considered for the pit design. The stripping ratio is 2.5. 13.2 Mine equipment, machinery and personnel The preliminary assessment shows that the mine will operate 365 days a year, 24 hours a day distributed in two 12-hour shifts with an assumed 15 days lost due to weather conditions. Three mining crews will rotate to cover the operation (two-day-on and one-day-off) in a roster system of 7 days-on x3 days-off) and 7 (days-on) x4, which means seven days-on, three days-off, followed by seven nights-on and four days- off. Management and technical staff would work only on weekly shifts on a 5 (five-days-on) x2 (two-days- off) roster except for ore control technicians who would rotate with the crews. Regular safety training and safety meetings will be conducted with all employees at the Project. All employees will be provided with appropriate Personal Protective Equipment (PPE) and task training for the job to which they are assigned, in accordance with the corporate values, AngloGold Ashanti’s policies, and Colombian regulation. Mining is expected to be carried out with an owner operated fleet. The equipment was selected based on a standard open pit mining operation with conventional drill, blast, load and haul activities. The equipment selection considered bulk excavation of ore and waste using hydraulic shovel/excavators and front-end loaders. 13.3 Final mine outline Figure below shows the final mine outline (at the end of the mine life) Final mine outline (Preliminary assessment) AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 42 14 Processing and recovery methods Two ore types are to be treated: sulphide ore and oxide ore. The dominant ore type is sulphide. The two ore types will be crushed, ground and a concentrate floated in separate circuits, since their processing requirements differ. The concentrates will then be combined for gold leaching. The design throughput of sulphide ore is 11.3Mtpa and of oxide, 4.1Mtpa. The process for the sulphide ore consists of a gyratory crusher feeding onto a primary ore stockpile. The ore is reclaimed from the stockpile and ground in a SAG mill, with pebble discharge, crushing and recycle. The SAG mill discharge is screened with the screen undersize going to a ball mill in closed circuit with hydrocyclones, producing a material 80% passing 300µm for flotation. A flash flotation cell is included within the ball mill circuit to recover sulphides and gold as soon as they are liberated. A rougher-scavenger flotation bank consisting of ten 300m3 tank cells in two trains of five produces a concentrate which is cleaned in further flotation cells. The cleaned concentrate is reground in a two-stage circuit using a Vertimill followed by Stirred Mineral Detritor, and then leached using cyanide. The pregnant leach slurry goes to the counter current decantation thickeners, where most of the gold reports to the thickener overflow and is recovered in a Merrill Crowe circuit. The washed thickener underflow goes to a carbon in pulp adsorption circuit, where the remaining gold is recovered. The carbon is stripped and regenerated, with the gold bearing eluate going to the Merrill Crowe circuit for gold recovery. The process for the oxide ore consists of a feed bin feeding a wobbler feeder via an apron feeder. The wobbler feeder separates the potentially sticky fines from the coarser material. The fines report to a primary ore stockpile designed to handle the sticky material. The wobbler oversize is crushed in a jaw crusher, with the product reporting to the stockpile. The ore is reclaimed from the stockpile and ground in a single stage SAG mill, to 80% passing 106µm. It is floated in tank cells, with the concentrate being cleaned in further flotation cells. The concentrate joins the reground sulphide ore concentrate for leaching and gold recovery. The combined sulphide and oxide flotation tails are pumped to the tailings management facility, where they are stored sub-aerially as they contain very low concentrations of sulphides. The combined leach tails are pumped through a separate line, as they need to be discharged and stored underwater to prevent oxidation of the contained sulphides. The Gramalote ore has exceptionally good metallurgical response and is moderately hard and so, combined with low power costs, this leads to much lower processing costs than a typical hard rock gold mine using whole ore leaching. Personnel requirements for plant operation are relatively low as the plant is fully automated and will be controlled from a central control room, typical of current practice. There will be a 7 people in the process and maintenance management team, 69 directly operating or in technical work and 79 working on plant maintenance. Samples for metallurgical testwork have been obtained by several techniques: • DD core including full PQ core for comminution testwork, half core and coarse reject material from assay sample preparation. • Bulk samples obtained by blasting at multiple points along an exploration adit. • Trenching of oxidised near surface material. Samples have been selected to provide coverage of all three pits, of all depths through the regolith and for sulphide material. Standard metallurgical testing techniques have been used, with work conducted at large, reputable testing laboratories such as SGS Lima, ALS Santiago/Perth, SGS Beckey Geotech Lab, JKMRC Brisbane. Very extensive test programs have been carried out over several years. Metallurgical testwork on sulphide ore has been on 11 separate composites, each made up from multiple intercepts of multiple drill holes or from bulk mined material. For oxide ore, composites have been made from a proportional combination of drill core representing more competent material and bulk trench samples for shallower low competence material. Recovery testwork has included: AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 43 • whole ore leaching, • flotation and concentrate leaching, • column and bottle roll testwork, • material handling testwork, • flocculation and thickening, • carbon kinetics and equilibrium, and • cyanide destruction. Comminution testwork has included: • full JK Drop Weight tests, • SMC, • Bond CWI, • Bond Abrasion Index, • Bond ball mill work index at multiple closing screen sizes, • Bond rod mill work indices and unconfined compressive strength, and • mapping of ore hardness using Equotip. Mineralogical work has included multiple studies using the QEMSCAN system, semi-quantitative XRD and gold deportment studies using a variety of techniques. All of the process flowsheet is based on existing and proven technology and equipment. 15 Infrastructure The project is next to a national road with very good access. The Enhanced PFS and a Front-End Engineering Design (FEED) reports were completed to support the Environmental license already granted. Infrastructure and engineering for the Gramalote Project covers the support infrastructure for the mine and the plant, including: • the TSF, • the WRF, site water management, including a major creek diversion, • roads, bridges and haul roads, • earthworks for major platforms required given the steep topography, • the central workshop and office area, • the camp, • high voltage power supply and MV distribution, • utilities, and • fuel and lubricants. In addition to the technical features of the orebody and project design, the Project has several external advantages related to the infrastructure, which are: • good water supply in a high rainfall region resulting in a positive water balance, • adjacent to the National Highway 62, which connects to a navigable river and seaports, • close to the national electricity grid with ample low-cost power and stable record (hydro-electric), • relatively low cost but technically capable workforce within Colombia. Colombia has the advantage of having suitable ports both on the Atlantic and Pacific oceans that are equipped to receive large equipment. These ports are located in Cartagena and Barranquilla on the Caribbean Sea (Atlantic Ocean) and in Buenaventura on the Pacific Ocean. The main access routes to Gramalote by road from the ports have been identified, and there are no issues to move normal or general cargo from the Atlantic or Pacific Ocean ports, using road routes as is done by the rest of other industries in Colombia. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 44 For oversized and overweight cargo, road transportation will not be possible, except if the cargo is reconfigured (dismantled) from its original configuration. Gramalote’s location is conveniently close to Puerto Berrio, a fluvial port over the Magdalena River located 73km away by National Route 62. This port is connected directly with Barranquilla and Cartagena by means of the Magdalena River and barge service in distance of 700km from the ports and a barge travel time of 7 to 13 days depending on which shipping port is used. 16 Market studies The primary product sold from the mining and beneficiation of ore at our operations, is gold doré. The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard. Only gold that meets the LBMA’s Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance. For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum: • Weight: 350 fine troy ounces (min) – 430 fine troy ounces (max) • Purity / Fineness: Minimum fineness of 995.0 parts per thousand fine gold • Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters. Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMA’s Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion. Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by AngloGold Ashanti’s Mineral Resource and Ore Reserve committee (RRSC). There are two different prices used for determining Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the USD gold price and the local currency gold price. The Mineral Resource price reflects the company’s upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current range. A margin is maintained between the Mineral Resource and ruling spot price and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current mine production plans. The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These rates are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold. The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year).

AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 45 After review and approval by the committee, it is sent to AngloGold Ashanti’s Executive Committee (“EXCO”) for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold. No material contracts required for development have been drafted or issued at this time, given the early stage of property assessment. 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting During the exploration phase the project obtained the environmental permits required to operate (water concessions, Forestry Use Permit, water discharge and water course occupation) were obtained and complied with the obligations and Colombian environmental standards. For the construction (including resettlement), operation and closure phases, on 25th of November of 2015 the National Environmental Authority granted the Environmental License for the project through resolution 1514; and the activation of the Environmental Licenses started on November 21st of 2016. In 2016, the project received by ANLA its environmental permit and by the Secretary of Mines its construction permits to operate for the LOM, both associated to the concession 14292, pending resettlement of communities and the formal start of construction activities. In Colombia the environmental license includes all the environmental permits required to operate in all the mining phases. In the Gramalote project area, there are no national or regional protected areas. Close to the project there is a local protected area (forestry reserve), but the Gramalote project doesn't have any activity or infrastructure in that local environmental protected area. 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management The mine closure section describes the site monitoring and water management processes at each mine stage. These processes are included as part of the approved EIA, available at the ANLA website. 17.3 Socio-economic impacts Social management programmes are contained within the Environmental License 1514 of 2015 and 0309 of 2016. Formulation and design of the Resettlement Action Plan is in process and meets the IFC's Performance Standards on Social & Environmental Sustainability. The main socio-economic impact is the population involuntary resettlement that needs to take place; the manage measure is to restore the livelihood while the compensation measure and population eligible will be define by the Resettlement Action Plan to be agreed with the community and government. 17.4 Mine closure and reclamation Several plans defined for the abiotic and for the biotic environment contained in the approved EIA. 17.5 Qualified Person's opinion on adequacy of current plans In the LQP’s opinion, as all plans were reviewed and approved by the environmental authorities through the EIA approval process, the current planning is adequate for this stage of the project. 17.6 Commitments to ensure local procurement and hiring Specific commitments for local procurement and hiring are contained in the approved EIA. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 46 18 Capital and operating costs 18.1 Capital and operating costs Financial evaluation of the deposit uses a gold price of $1,400/oz for Mineral Resource. This is in line with AngloGold Ashanti’s corporate guidelines. All the optimisations and analyses have been done using US dollars, and as such, no exchange rate has been applied. The royalty applied was 2.5%. The key operating and capital costs are: Capex and Operating Cost Estimate: The following points are applicable to all operating costs developed for the project unless stated otherwise: • Base date for the project is mid-year 2017 and cashflow escalated to 2019. Costs are presented in US dollars undiscounted at input terms. • Base Exchange rate is of $COL 3,000 to $1 for 2017, with fluctuation of the exchange in future years being captured by the financial model (as per BP2020 version August 2019). • Fuel cost corresponds to prices at the site and has been set at $0.65/l. • The labour cost estimate for direct operating positions includes provision to cover personnel absences for holidays, vacation, training and sick leave. There is no similar coverage for support, professional and supervisory positions as coverage would be provided by other departmental employees with similar skills. The Capital Cost Estimate (CAPEX) for the project components have been developed by different consultants. Ausenco was nominated as the Capex Integrator and third-party reviewer and its scope was to compile the Capex into a single database, to review the depth and correctness of the overall project capital cost estimate, to perform a risk range analysis of the WBS packages and to calculate the contingency scholastically. The Operating Costs (OPEX) for the project were developed by the technical areas involved in the preparation of the PFS report, with support from specialists within AngloGold Ashanti and B2Gold groups, specialised consultants, engineering companies and valuable service providers. Overarching services were provided to guarantee the full operational status of the project in support for the technical areas. Careful consideration was given to reviewing battery limits between technical areas as well as qualifications, inclusions and exclusions from the technical reports. The overarching services account for personnel services, sales costs, specialised consultants, fees and taxes and others, as will be further detailed. OPEX: • Total Mining cost $6.3/tonne (~$270/oz gold) • Processing cost $5.14/treated tonne (~$220/oz gold) • Infrastructure cost $0.71/treated tonne (~$30/oz gold) • Overarching Costs $2.6/treated tonne (~$110/oz gold) • Total OPEX: $14.73/treated tonne (~$630/oz gold) CAPEX (including contingency, Real Terms 2017): • Surface mining $158M • Process Plant, Infrastructure and TMF $471M • EPCM and Project Indirect $111M • Resettlement, Land $38M • Land $12.5M • Owner’s cost $72M • Contingency $109M • Total $959M (excluding land) 18.2 Risk assessment A number of risks have been recognised, all of which have detailed risk mitigation strategies in place, including: AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 47 • The number of Artisanal miners within the project footprint area that are being formalised using Government agencies that guide, fund and regulate their activities. • The 2018 baseline study identified 271 social economic units that may have to be relocated and resettled. • The land acquisition process has been successful. A total of ~3,132ha has been acquired (63.6%), 567ha in promise of sale, and 635ha under special acquisition process. The total land pending to be acquired amounts ~590ha (12%). Gramalote maintains an active risk register and mitigation plan for risk management. 19 Economic analysis 19.1 Key assumptions, parameters and methods The taxation and royalty regime has been investigated. Based on current taxation, GCL is subject to income tax of 33% as a foreign entity. As a legal exporter of gold, Gramalote will be exempt from VAT, so VAT balances from operations can be reimbursed. 19.2 Results of economic analysis The economic evaluation of the Gramalote Project has been developed on an Excel-cost-based model, using post tax stand-alone discounted real term cash flows which generates a net present value (NPV), internal rate of return (IRR) and a payback period over the expected life of the project (without any Sunk Costs). The investment analysis received input in terms of operating costs, capital expenditure, physical activity, tax and macro-economic assumptions from the technical functional areas involved in the project and from AngloGold Ashanti Corporate office. No Mineral Reserve is included as part of this Technical Report Summary, therefore no cashflow model and sensitivity analysis is presented. 19.3 Sensitivity analysis No Mineral Reserve is included as part of this Technical Report Summary, therefore no cashflow model and sensitivity analysis is presented. 20 Adjacent properties There are no adjacent properties that have an important bearing on this report. All the endowment areas considered are held within Projects permitted area. Exploration potential remains to be tested and is expected to increase the Mineral Resource in the future. Exploration for new areas outside the main Project will only be considered closer to the start of operations with the aim of replacing mined Mineral Reserve or expanding the Mineral Resource. 21 Other relevant data and information 21.1 Inclusive Mineral Resource No Mineral Reserve has been developed for the Gramalote project and therefore the Inclusive Mineral Resource is equal to the Exclusive Mineral Resource. 21.2 Inclusive Mineral Resource by-products No Mineral Resource by-products have been included. 21.3 Mineral Reserve by-products A Mineral Reserve has not been estimated for the Gramalote project therefore this is not applicable. 21.4 Inferred Mineral Resource in annual Mineral Reserve design A Mineral Reserve has not been estimated for the Gramalote project therefore this is not applicable. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 48 21.5 Additional relevant information All relevant and material information for the Enhanced 2017 PFS has been raised. Ongoing drilling post the 2017 PFS is underway with the intention of updating the PFS using both AngloGold Ashanti and B2Gold parameters. Results from some of the drilling to date have raised a difference in interpretation around the continuity of some of the low-grade domains between the joint operation partners. More drilling is taking place to verify these interpretations. AngloGold Ashanti has elected not to declare Mineral Reserve under SEC, however, is declaring Mineral Reserve under SAMREC (the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves). This decision is supported by differences in requirements between both standards, but also an on-going very large drilling campaign and a FS is underway, both expected to be completed during 2022. The company will then reassess the Mineral Resource and the Mineral Reserve upon completion of these key pieces of work. 21.6 Certificate of Qualified Person(s) Tom Gell certificate of qualification As the author of the report entitled Gramalote, I hereby state: 1. My name is Tom Gell. I am the Qualified Person for the Gramalote Mineral Resource. 2. My job title is VP Mineral Resources 3. I am a member of the AusIMM (Fellow of the Australasian Institute of Mining and Metallurgy, registration number 211 795), and I have a BSc Hons (Geology), and BSc (Geology). 4. I have 30 years relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an employee in respect of the issuer AngloGold Ashanti for the 2021 Final Mineral Resource. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. Romulo Sanhueza certificate of qualification As the author of the report entitled Gramalote, I hereby state: 1. My name is Romulo Sanhueza. I am the Competent Person for the Gramalote Mineral Reserve. 2. My job title is Vice President: Strategic Mine Planning. 3. I am a member of the AusIMM (Member of the Australasian Institute of Mining and Metallurgy, registration number 211 274), and I have a BSc Engineering (Mining). 4. I have 25 year relevant experience.. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd

AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 49 9. I have read and understand the SEC S-K 1300 Rule for Modernisation of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an employee of the issuer AngloGold Ashanti for the 2021 Final Mineral Reserve. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. 22 Interpretation and conclusions The outcome of the 2016 model which was used in the 2017 AngloGold Ashanti PFS recommended more drilling be undertaken in the low-grade zone of the main Gramalote deposit. This has been done, and subsequently resulted in an additional detailed infill drill program to test this further. A subsequent Feasibility Study was initiated in 2020 and expect to be completed in 2022. The Feasibility Study includes a very large drilling campaign at Gramalote Central deposit with the aim to close estimation gaps and risks identified in the study. The Mineral Reserve will be updated accordingly. 23 Recommendations The outcome of the 2016 model which was used in the 2017 AngloGold Ashanti PFS recommended more drilling be undertaken in the low-grade zone of the main Gramalote deposit. This has been done, and subsequently resulted in an addition detailed infill drill program to test this further. As part of the normal project development process, it is expected to update all Capital and Operating Costs during Feasibility Study. 24 References 24.1 References • AngloGold Ashanti, Guidelines for Reporting of Exploration Results, Mineral Resource and Ore Reserve, 2021. Internal Document. • AngloGold Ashanti, Core Logging & Rig Management Procedure, 2021. Internal Document. • AngloGold, 2017: Gramalote Pre-feasibility Study: internal report prepared for B2Gold and AngloGold, May 2017. 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 50 Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 51 Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 52 Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. Production stage property: A production stage property is a property with material extraction of Mineral Reserve. Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations. Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset. Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource. Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience. Quartz: A hard mineral consisting of silica dioxide found widely in all rocks. Recovered grade: The recovered mineral content per unit of ore treated. Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein. Refining: The final purification process of a metal or mineral. Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward. Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues. Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage. It is expressed in both a grade and tonnage number.

AngloGold Ashanti Gramalote - 31 December 2021 _____________________________________________________________________________________ 30 March 2022 53 Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material. Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy. Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit. Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities. Stoping: The process of excavating ore underground. Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined. Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted. Tonnage: Quantity of material measured in tonnes. Tonne: Used in metric statistics. Equal to 1,000 kilograms. Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded. Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne. Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars. 25 Reliance on information provided by the Registrant The Registrant provides the gold, and other metal prices which are used to determine the Mineral Resource and Mineral Reserve (if declared). In addition, the Registrant, provides the currency exchange rates for projects that are not United States Dollar based. Reliance on the information provided by the registrant includes guidance from the annual update to the Guidelines for Reporting. This guideline is set out to ensure the reporting of exploration results, Mineral Resource and Ore Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti’s business expectations and also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti. Included in this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price. The Gramalote Mineral Resource study was conducted with a gold price of $1,400/oz.